UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE

SECURITIES EXCHANGE ACT OF 1934

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ARGO GROUP INTERNATIONAL HOLDINGS, LTD.

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Argo House

110 Pitts Bay Road

Pembroke HM 08, Bermuda

NOTICE OF ANNUAL GENERAL MEETING OF SHAREHOLDERS

The Annual General Meeting (the “Annual General Meeting”) of Argo Group International Holdings, Ltd., a Bermuda exempted company limited by shares, will be held on May 7, 2013 at 10:30 am local time at 110 Pitts Bay Road, Pembroke, Bermuda and at any adjournments or postponements thereof.

The Annual General Meeting is called for the following purposes:

1.	To elect four Class III directors to the Argo Group Board of Directors (the “Board” or “Board of Directors”) for a term of three years (Proposal 1);

2.	To vote on a proposal to approve, on an advisory, non-binding basis, the compensation of our Named Executive Officers (Proposal 2);

3.	To consider and approve the recommendation of the Audit Committee of our Board of Directors that Ernst & Young LLP be appointed as our independent auditors for the fiscal year ending December 31, 2013 and to refer the determination of the independent auditors’ remuneration to the Audit Committee of our Board of Directors (Proposal 3); and

4.	To take action upon any other matter that may properly come before the meeting or any adjournments thereof.

The Board has fixed the close of business on March 4, 2013 as the record date for determining those shareholders who will be entitled to vote at the Annual General Meeting.

The vote of each shareholder is important. I urge you to access the proxy materials on the internet or to request an electronic or a paper copy of them as promptly as possible. This will ensure that you will be able to complete your proxy card in a timely manner so that your shares will be voted at the Annual General Meeting.

By Order of the Board of Directors

David J. Doyle

Secretary

March 22, 2013

WHETHER YOU PLAN TO BE PRESENT AT THE ANNUAL GENERAL MEETING OR NOT, YOU ARE REQUESTED TO SUBMIT YOUR PROXY EITHER ELECTRONICALLY VIA THE INTERNET OR TELEPHONE AS DESCRIBED ON THE PROXY CARD OR, IF YOU REQUEST A PAPER COPY, BY COMPLETING, SIGNING AND RETURNING THE PROXY CARD TO ENSURE THAT YOUR SHARES WILL BE REPRESENTED.

Argo House

110 Pitts Bay Road

Pembroke HM 08, Bermuda

PART 1

PROXY STATEMENT

This proxy statement is furnished in connection with the solicitation by Argo Group International Holdings, Ltd. (“Argo Group” or the “Company”) of the enclosed proxy to vote shares of Argo Group’s Common Shares (the “Common Shares”) at the Annual General Meeting of shareholders (the “Annual General Meeting”) to be held on May 7, 2013, at 10:30 am local time at 110 Pitts Bay Road, Pembroke, Bermuda and at any postponements or adjournments thereof.

As permitted by rules adopted by the United States Securities and Exchange Commission (the “SEC”) and by the statutory provisions of the Companies Act 1981 of Bermuda, Argo Group is making this proxy statement, the proxy card and the annual report to shareholders (the “proxy materials”) available to shareholders electronically via the Internet. A notice (the “Notice”) which includes instructions on how to access and review the proxy materials and how to submit your proxy online will be mailed to shareholders beginning on or about March 22, 2013. Shareholders may request a printed copy of the proxy materials by following the instructions included in the Notice. In addition Argo Group will post copies of the 2012 Annual Report on Form 10-K and this proxy statement on its web site at www.argolimited.com. The reference to Argo Group’s web site does not incorporate by reference the information contained in the web site and such information should not be considered a part of this proxy statement.

The Annual General Meeting to which the Notice and this proxy statement apply is being convened solely for the purposes discussed in this document. Shares represented by duly executed proxies in the accompanying form received before the Annual General Meeting will be voted at the Annual General Meeting. Any shareholder giving a proxy has the power to revoke it at any time before it is voted by filing with the Secretary of Argo Group either an instrument revoking the proxy or a duly executed proxy bearing a later date. Proxies may also be revoked by any shareholder present at the Annual General Meeting who votes in person. If a shareholder specifies a choice on any matter to be acted upon by means of the ballot provided in the accompanying proxy, the shares will be voted accordingly. If no specification is made, the shares represented by the proxy will be voted in favor of the proposals set forth in the Notice, subject to limitations prohibiting brokers from voting on certain matters on behalf of their clients absent specific instructions (so called “broker non-votes” as described below in this Proxy Statement).

Argo Group will bear the cost of preparing, assembling and mailing this Proxy Statement and the materials enclosed herewith. In addition, we have retained Georgeson, Inc. to aid in the solicitation. For these services, we will pay Georgeson, Inc. a fee of $8,500 plus reasonable expenses. Our directors, officers and employees may solicit proxies orally or in writing, without additional compensation. Argo Group will also request that banks, brokerage houses and other custodians, nominees and fiduciaries send proxy materials to the beneficial owners of Argo Group Common Shares and will, if requested, reimburse the record holders for their reasonable out-of-pocket expenses in so doing.

VOTING SECURITIES AND VOTING RIGHTS

Securities Outstanding

March 4, 2013 has been fixed as the record date for the determination of shareholders entitled to notice of and to vote at the Annual General Meeting or any adjournments or postponements thereof. On that date, there were 24,793,887 Common Shares issued, outstanding and entitled to vote. Argo Group has no other voting securities outstanding. Pursuant to Argo Group’s Bye-Laws, a majority of all the shares entitled to vote, present in person or represented by proxy, will constitute a quorum for the transaction of business at the Annual General Meeting.

Each shareholder of record is entitled to one vote per share held on all matters submitted to a vote of shareholders. Proposals in this proxy statement will be decided as follows:

1.	In accordance with our Bye-Laws, proposals 1 and 3 will be decided by an ordinary resolution; that is, a resolution passed by a simple majority of votes entitled to vote on such matter cast in person or by proxy.

2.	Proposal 2 will be approved on an advisory, non-binding basis if it is passed by a simple majority of votes entitled to vote on such matter cast in person or by proxy.

A resolution put to a vote at the Annual General Meeting will be decided on by a show of hands, unless a poll has been demanded pursuant to our Bye-Laws. Shares represented at the Annual General Meeting whose votes are withheld on any matter, shares that are represented by “broker non-votes” (that is, shares held by brokers or nominees that are represented at the Annual General Meeting but with respect to which the broker or nominee has not received voting instructions from the beneficial owner and is not empowered to vote on a particular proposal) and the shares that abstain from voting on any particular matter are not included in the tabulation of the shares voting on such matter, but are counted for quorum purposes. Member brokerage firms of the New York Stock Exchange, Inc. that hold shares in street name for beneficial owners, to the extent that such beneficial owners do not furnish voting instructions with respect to any or all proposals submitted for shareholder action, may vote in their discretion upon the proposal for the ratification of the appointment of Ernst & Young LLP.

Under our Bye-Laws, no “U.S. Person” (as that term is defined in our Bye-Laws) that owns our shares directly or indirectly through foreign entities is entitled to exercise voting power on a matter (either directly or through a person whose ownership of shares in us is attributed to such U.S. Person) that equals or exceeds 9.5% of the votes conferred on all of our shares entitled to vote on such matter, after taking into consideration all votes held by such U.S. Person directly or through attribution.

CORPORATE GOVERNANCE

Director Independence

The Board of Directors has determined that each of its directors except Mark E. Watson III, the Chief Executive Officer of Argo Group, is “independent” in accordance with the applicable corporate governance requirements of the listing rules of the Nasdaq Stock Market (“Nasdaq”) as currently in effect.

Board Leadership Structure

The Board of Directors has chosen to separate the position of Principal Executive Officer (held by the Company’s Chief Executive Officer) from the position of Board Chairman. The Company believes that this separation of positions is the most appropriate structure for effectively dealing with both management and risk oversight because it creates a lead director that is independent from management whose job duties include, but are not limited to, chairing meetings of the independent directors.

Code of Business Ethics and Conduct

The Board of Directors has adopted Corporate Governance Guidelines and a Code of Conduct and Business Ethics (the “Code of Conduct”) that applies to all its directors, officers and employees, including the principal executive officer and the principal financial officer, copies of which are available on the Company’s web site at www.argolimited.com. In addition, copies of the Code of Conduct can be obtained, free of charge, upon written request to Investor Relations, 110 Pitts Bay Road, Pembroke HM 08, Bermuda. Any amendments to or waivers of the Code of Conduct that apply to the Company’s Board or its executive officers will be disclosed on the web site. The reference to the Company’s web site does not incorporate by reference the information contained in the web site and such information should not be considered a part of this proxy statement.

Committees and Meetings of the Board of Directors

During 2012, the standing committees of the Board of Directors were the Executive Committee, the Audit Committee, the Investment Committee, the Human Resources Committee, and the Nominating Committee. In addition to these standing committees, the Board of Directors assigned oversight of the Company’s existing risk management framework to a Risk Committee of the Board of Directors in 2011. The Board of Directors has no other committees. The Board of Directors has adopted written charters for the Audit, Investment, Human Resources and Nominating Committees that specify the scope of each committee’s responsibilities. Each committee charter is available on the Company’s web site at www.argolimited.com. The reference to the Company’s web site does not incorporate by reference the information contained in the web site and such information should not be considered a part of this proxy statement.

During 2012, the Board of Directors met 4 times, the Audit Committee met 4 times, the Investment Committee met 4 times, the Human Resources Committee met 4 times, the Nominating Committee met 2 times, the Risk Committee met 4 times and the Executive Committee did not meet. During that time, all directors attended 75% or more of the meetings of the Board of Directors and of the Committees of the Board on which they served. The independent directors met in executive session 4 times.

While Argo Group does not have a policy requiring directors to attend the Annual General Meeting, a meeting of the Board of Directors is customarily held on the same day as the Annual General Meeting and Argo Group encourages directors to attend the shareholder meeting. All of the directors attended the Company’s Annual General Meeting held in May of 2012.

Executive Sessions of Independent Directors

In order to promote open discussion among the independent directors, the Board of Directors schedules regular executive sessions at least 2 times each year in which those directors meet without management participation. Any interested party may contact the independent directors as a group by using the procedures set forth below under “Shareholder Communication with Board Members.”

Board Committees

Executive Committee

The Executive Committee consists of Messrs. Woods, De Leon, and Watson. The Executive Committee may exercise all powers and authority of the Board of Directors in the oversight of the business of the Company.

Audit Committee

The Audit Committee consists of Messrs. Browne, De Leon, Josephson, Power and Ms. Nealon, each of whom is “independent” and meets the other requirements for audit committee membership as defined by applicable Nasdaq listing rules for audit committee members.

The Audit Committee assists the Board in its oversight of the quality and integrity of the accounting, auditing, and financial reporting processes of the Company. Its primary responsibilities include (a) review of quarterly and annual financial results and other financial information of the Company, (b) the appointment, replacement, compensation and oversight of independent auditors, (c) review of all recommendations by the auditors with respect to accounting methods and internal controls of the Company, (d) review and advance approval of audit and non-audit services provided by the auditors and the scope of such audits and services, and (e) oversight of the performance of the Company’s internal audit function. The Committee’s role further includes discussing with Senior Management, Internal Audit and the independent auditors the Company’s processes to manage its business and financial risk and processes for compliance with significant applicable legal and regulatory requirements. In addition, the Committee establishes procedures for complaints relating to accounting, internal accounting controls or auditing matters as well as procedures for confidential, anonymous submission by Company employees of any concerns regarding questionable accounting or auditing matters.

In connection with performing its oversight role related to the audited consolidated financial statements contained in the Company’s Annual Report on Form 10-K, the Audit Committee has:

•	reviewed and discussed the audited consolidated financial statements with management and with representatives from Ernst &Young LLP;

•

discussed with Ernst & Young LLP the matters required to be discussed under Statement on Auditing Standards No. 61, Communications with Audit Committees (SAS 61), as amended and as adopted by the Public Company Accounting Oversight Board (“PCAOB”) in Rule 3200T; and

•

received from Ernst & Young LLP the independent auditors written disclosures regarding the auditors independence required by PCAOB Ethics and Independence Rule 3526, Communications with Audit Committees Concerning Independence, and discussed with the independent auditors, the independent auditors independence.

Based on these reviews and discussions, the Audit Committee recommended to the Board of Directors that the Company’s audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2012, for filing with the Securities and Exchange Commission.

AUDIT COMMITTEE:

Mural R. Josephson, Chairman

F. Sedgwick Browne

Hector De Leon

Kathleen A. Nealon

John R. Power, Jr.

Audit Committee Financial Experts

Mural Josephson is qualified as an “audit committee financial expert” within the meaning of applicable SEC rules and regulations governing the composition of the Audit Committee. In addition, the Audit Committee has determined that he has the appropriate experience and background to satisfy the “financial sophistication” requirements of Nasdaq’s listing rules.

Investment Committee

The Investment Committee consists of Messrs. Cash, El-Hage, Tonelli, Watson and Woods. The Investment Committee assists the Board in the oversight of the Company’s key investment objectives, strategies and policies. The Committee is responsible for (a) approval of the Company’s investment policies, strategies, and transactions and (b) review of the performance of the Company’s investment portfolios. All investment transactions are ratified by the full Board of Directors.

Human Resources Committee

The Human Resources Committee consists of Messrs. Browne, Cash, De Leon, Power and Woods, each of whom is “independent” in accordance with the applicable corporate governance requirements of the listing rules of Nasdaq as currently in effect. Each member of the Human Resources Committee also qualifies as a “non-employee director” under Section 16 of the Exchange Act and as an “outside director” under Section 162(m) of the U.S. Internal Revenue Code. The Human Resources Committee is responsible for overseeing the compensation of the Company’s executive officers and directors, reviewing and discussing with the Company’s management the Compensation Discussion and Analysis contained in this proxy statement, producing an annual report on executive compensation for inclusion in the Company’s proxy statement, and overseeing and advising the Board of Directors on the adoption of plans and policies that govern the Company’s compensation programs.

Human Resources Committee Interlocks and Insider Participation

None of the members of the Human Resources Committee during the fiscal year 2012 or as of the date of this proxy statement is or has been an officer or employee of the Company and no executive officer of the Company served on the Human Resources Committee or board of any company that employed any member of the Company’s Human Resources Committee or Board of Directors.

Board Risk Committee and Oversight

The Board of Directors has the ultimate responsibility for approving and overseeing the Company’s risk strategy, risk appetite and risk tolerance levels. Risk management is a collaborative effort of management, the Company’s Board of Directors and several functions within the Company that are focused on risk, including risks associated with the Company’s compensation plans. The Company’s Risk Committee plays a key role in risk oversight. Prior to 2011, this committee consisted of senior management including the Company’s Chief Executive Officer and its Chief Financial Officer, with the Head of Enterprise Risk Management reporting directly to it. In light of Argo Group’s geographic and product expansion plans, and due to ever growing regulatory requirements and demands on an international scale, the Board of Directors established a Risk Committee consisting of all members of the Board. The Risk Committee provides oversight of the Company’s Corporate Governance Guidelines and its Policies and Procedures relating to Compliance and Risk Management.

The Company’s risk management framework consists of 3 levels and begins at the departmental level. Each business department is charged with the task of identifying, assessing, measuring, monitoring, reporting, and mitigating risks associated with the department’s respective functions and responsibilities. The Head of Enterprise Risk Management plays a key role in managing the next level by coordinating, facilitating, and overseeing the effectiveness and integrity of the Company’s risk management activities. This function is also charged with establishing, maintaining and enhancing the methodology and tools used to identify and evaluate risks and, where risks are outside the Company’s risk appetite or tolerance, ensuring that there is an appropriate response applied by the respective risk owner. The third level consists of the Company’s Internal Audit department which independently assesses the effectiveness of the Company’s risk management processes and practices, including the risks associated with the Company’s compensation plans, by providing timely feedback and assurance on the effectiveness of the Company’s risk management framework. The Head of Internal Audit reports directly to the Audit Committee.

The Company believes that the foregoing corporate framework and oversight activities are structured in a way that enables the Company to take an active approach to governance and risk management in an ever changing legal, regulatory, and business environment. Through the efforts of management, the Company’s internal risk management functions and the Board of Directors, the Company believes it is able to avoid or mitigate unnecessary risks while accepting certain other risks which may be deemed beneficial to the Company and its shareholders.

Nominating Committee

The Nominating Committee consists of Messrs. Browne, Power and Woods, each of whom is “independent” in accordance with the applicable director independence rules of Nasdaq as currently in effect. The purpose of the Nominating Committee is to (a) establish criteria for Board member selection and retention, (b) identify individuals qualified to become Board members, (c) recommend to the Board individuals to be nominated or re-nominated for election as directors, and (d) recommend directors for appointments to one or more of the Board’s standing committees. The Committee is also charged with establishing the evaluation criteria and implementing an evaluation process applied by the Board and each Committee in its self-evaluation process.

Director Qualifications and Diversity

The Nominating Committee assesses several factors when evaluating director nominees including, but not limited to, the current needs of the Board and the nominee’s: (i) integrity, honesty and accountability; (ii) successful leadership experience and strong business acumen; (iii) forward-looking strategic focus; (iv) collegiality; (v) independence and absence of conflicts of interests; and (vi) ability to devote necessary time to meet director responsibilities. The Nominating Committee will ultimately recommend nominees that it considers to be fit and proper who will enhance the Board’s ability to oversee, in an effective manner, the management of the affairs and business of the Company. While the Nominating Committee does not have a formal policy with regard to the consideration of diversity in identifying director nominees, the Nominating Committee seeks a diverse and appropriate balance of members who have the experience, qualifications, attributes and skills that are necessary to oversee a publicly traded, financially complex, growth oriented, international organization that operates in multiple jurisdictions when considering the overall composition of the Board. In addition, the Nominating Committee seeks directors with experience in a variety of professional disciplines and business ventures that can provide diverse perspectives on the Company’s operations. The Committee evaluates the types of backgrounds that are needed to strengthen and balance the Board based on the foregoing factors and will nominate candidates to fill vacancies accordingly. For a discussion of the specific experiences, qualifications, attributes or skills that led the Nominating Committee to conclude that each director should serve on the Company’s Board of Directors, see the biographical information section beginning on page 11.

Process for Nominating Directors

The Nominating Committee identifies director nominees from various sources such as officers, directors, shareholders and third party consultants to assist in identifying and evaluating potential nominees. The Nominating Committee will consider and evaluate a director candidate recommended by a shareholder in the same manner as a candidate recommended by a current director.

Shareholders wishing to recommend a director candidate to serve on the Board may do so by providing advance written notice to the Company. To make a director nomination at the 2014 Annual General Meeting, a shareholder must follow the same procedures required for submitting a shareholder proposal. See “Shareholder Proposals for 2014 Annual General Meeting” beginning on page 45. Notices should be sent to Argo Group International Holdings, Ltd. c/o David J. Doyle, Secretary, Clarendon House, 2 Church Street, Hamilton HM 11, Bermuda. Any such notice must also meet certain other requirements specified in our Bye-Laws.

Shareholder Communication with Board Members

The Company has a process for shareholders to communicate with the Board of Directors, a specific director or the non-management or independent directors as a group. Shareholders may send written communications to Argo Group International Holdings, Ltd. c/o David J. Doyle, Secretary, Clarendon House, 2 Church Street, Hamilton HM 11, Bermuda. The Secretary will review the communication and forward such communication to the individual director or directors to whom the communication is directed, if any. If the communication does not specify a recipient, the Secretary will forward it to the full Board of Directors or to the director or directors the Secretary believes is most appropriate.

Related Persons Transactions

The Audit Committee has determined that there were no related person transactions with the Company during 2012. The Board of Directors has adopted a written policy relating to the Audit Committee’s review and approval of transactions with related persons that are required to be disclosed in proxy statements by SEC regulations (“related person transactions”). A “related person” is defined under the applicable SEC regulation and includes our directors, executive officers and 5% or more beneficial owners of our Common Shares. Management administers procedures adopted by the Board of Directors with respect to related person transactions and the Audit Committee reviews and approves all such transactions. At times, it may be advisable to initiate a transaction before the Audit Committee has evaluated it, or a transaction may begin before discovery of a related person’s participation. In such instances, management consults with the Chairman of the Audit Committee to determine the appropriate course of action. Approval of a related person transaction requires the vote of the majority of disinterested directors on the Audit Committee. In approving any related person transaction, the Audit Committee must determine that the transaction is fair and reasonable to the Company. The Audit Committee periodically reports on its activities to the Board of Directors. The written policy relating to the Audit Committee’s review and approval of related person transactions is available on our web site at www.argolimited.com. The reference to the Company’s web site does not incorporate by reference the information contained in the web site and such information should not be considered a part of this proxy statement.

BENEFICIAL OWNERSHIP

Security Ownership of Principal Stockholders and Management

The following table sets forth certain information regarding the beneficial ownership of Argo Group common shares (“Common Shares”) as of March 4, 2013 of each person known to Argo Group to beneficially own more than 5% of the Common Shares. The information for each of these beneficial owners, is based solely on information as of December 31, 2012 reported on a Schedule 13G filed by such owner with the Securities and Exchange Commission.

	Common Shares
Name and Address of Beneficial Owner	Number of Shares Beneficially Owned		Percent of Class
Wells Fargo & Company / MN 420 Montgomery Street San Francisco, CA 94104	3,191,056	(1)	12.87%

Dimensional Fund Advisors LP Palisades West, Building One 6300 Bee Cave Road Austin, TX 78746	2,258,900	(2)	9.11%

BlackRock, Inc. 40 East 52nd Street New York, NY 10022	1,475,421	(3)	5.95%

The Vanguard Group, Inc. 100 Vanguard Blvd. Malvem, PA 19355	1,365,245	(4)	5.51%

(1)	The Wells Fargo & Company Schedule 13G/A was filed with the SEC on February 13, 2013, and includes shares beneficially owned by certain subsidiaries including Wells Capital Management Incorporated and Wells Fargo Funds Management, LLC. The Schedule 13G/A provides that (a) Wells Fargo & Company has sole voting and dispositive power over 1 Common Share, shared voting power over 3,127,564 Common Shares and shared dispositive power over 5,527,376 Common Shares, (b) Wells Capital Management Incorporated has no sole voting or dispositive power over any Common Shares, shared voting power over 604,807 Common Shares and shared dispositive power over 2,896,187 Common Shares and (c) Wells Fargo Funds Management, LLC has no sole voting or dispositive power over any Common Shares and shared voting and dispositive power over 2,424,639 Common Shares. Aggregate beneficial ownership reported by Wells Fargo & Company as shown in the table above is on a consolidated basis and includes any beneficial ownership separately reported by a subsidiary.
(2)	The Dimensional Fund Advisors LP Schedule 13G/A was filed with the SEC on February 11, 2013, and provides that Dimensional Fund Advisors has sole voting power with respect to 2,230,655 Common Shares, sole dispositive power with respect to all of the 2,258,900 Common Shares and no shared voting power over any Common Shares. Dimensional Fund Advisors LP, an investment adviser registered under Section 203 of the Investment Advisors Act of 1940, furnishes investment advice to four investment companies registered under the Investment Company Act of 1940, and serves as investment manager to certain other commingled group trusts and separate accounts (such investment companies, trusts and accounts, collectively referred to as the “Funds”). In certain cases, subsidiaries of Dimensional Fund Advisors LP may act as an adviser or sub-adviser to certain Funds. In its role as investment advisor, sub-adviser and/or manager, neither Dimensional Fund Advisors LP or its subsidiaries (collectively, “Dimensional”) possess voting and/or investment power over the securities of the Issuer that are owned by the Funds, and may be deemed to be the beneficial owner of the shares of Argo Group held by the Funds. However, all securities reported in the Schedule 13G/A are owned by the Funds. Dimensional disclaims beneficial ownership of such securities.
(3)	The BlackRock, Inc. Schedule 13G was filed with the SEC on January 30, 2013, and provides that BlackRock, Inc. has sole voting and dispositive power with respect to these shares.

(4)	The Vanguard Group, Inc.’s Schedule 13G/A was filed with the SEC on February 22, 2013, and includes (a) 41,467 Common Shares beneficially owned by Vanguard Fiduciary Trust Company (“VFTC”), a wholly owned subsidiary of The Vanguard Group, Inc., as a result of it serving as investment manager of collective trust accounts and (b) 1,500 Common Shares beneficially owned by Vanguard Investments Australia, Ltd. (“VIA”), a wholly owned subsidiary of The Vanguard Group, Inc., as a result of its serving as investment manager of Australian investment offerings. The Vanguard Group, Inc. has sole dispositive power over 1,323,778 Common Shares, shared dispositive power over 41,467 Common Shares, sole voting power over 42,967 Common Shares and no shared voting power over any Common Shares.

The following table sets forth certain information regarding the beneficial ownership of the Common Shares as of March 4, 2013 of (i) each director of Argo Group, (ii) each individual who has been identified as a Named Executive Officer (“Named Executive Officer” or “NEO”) of Argo Group or its subsidiaries, and (iii) all directors and individuals who have been identified as executive officers of Argo Group as a group:

Name of Beneficial Owner	Number of Shares Beneficially Owned (1) (2)	Percent of Class (1)
Gary V. Woods	26,333	*
F. Sedgwick Browne	24,089	*
H. Berry Cash	24,262	*
Hector De Leon	24,783	*
Nabil N. El-Hage	5,000	*
Mural R. Josephson	20,607	*
Kathleen A. Nealon	5,000	*
John R. Power, Jr	25,684	*
John H. Tonelli	10,000	*
Mark E. Watson III (3)	687,508	2.77%
Jay S. Bullock (3)	173,199	*
Barbara C. Bufkin	101,518	*
Andrew Carrier	89,719	*
Total (a)	1,217,702	4.91%

(a) All directors and individuals identified as executive officers of Argo Group and its subsidiaries as a group (13 persons)
* Less than 1% of the outstanding Common Shares

(1)	The information in this table is based on information supplied directly to Argo Group by directors and on information reported on Forms 3, 4 or 5 or on any Schedule 13G filed with the Securities and Exchange Commission. A person is deemed to be the beneficial owner of shares if such person, either alone or with others, has the power to vote or to dispose of such shares. Shares beneficially owned by a person include shares to which the person has the right to acquire beneficial ownership within 60 days of the Record Date, including stock options that were exercisable on March 4, 2013 or that become exercisable within 60 days after March 4, 2013. Unless otherwise indicated in the footnotes below, the persons and entities named in this table have sole voting and dispositive power with respect to all shares beneficially owned, subject to community property laws where applicable.
(2)	Includes the following shares to which the person has the right to acquire beneficial ownership within 60 days, including stock options that were exercisable on March 4, 2013 or that become exercisable within 60 days after March 4, 2013: Mr. Woods – 21,742; Mr. Browne – 20,357; Mr. Cash – 21,742; Mr. De Leon – 21,742; Mr. El-Hage – 5,000; Mr. Josephson – 19,857; Ms. Nealon – 5,000; Mr. Power – 21,742; Mr. Tonelli – 10,000; Mr. Watson – 363,512; Mr. Bullock – 144,846; Ms. Bufkin – 86,043 and Mr. Carrier – 84,331.
(3)	Includes the following number of shares pledged as security, including shares which may be held by brokers in margin accounts whether or not there are loans outstanding: Mr. Watson – 150,000 shares; Mr. Bullock –21,128 shares.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), requires directors, executive officers and holders of more than 10% of Common Shares to file with the Securities and Exchange Commission reports regarding their ownership and changes in ownership of Argo Group’s securities. Based on our review of these reports, we believe that during 2012 all reports for the registrant’s executive officers, directors and 10% shareholders that were required to be filed under Section 16(a) of the Exchange Act were timely filed, except for those transactions described in the immediately following sentence. In February 2013, each of Messrs. Browne, DeLeon, Josephson, Power and Woods reported a single transaction on Form 4 that was required to be reported in a prior period.

PROPOSAL 1

ELECTION OF DIRECTORS

Our Bye-Laws provide for the election of directors by our shareholders. Each class of directors serves for a term of three (3) years. In accordance with the Bye-Laws, our Board of Directors is divided into three classes (Classes I, II and III). The classes are determined by dividing the number of directors by 3. If this results in a whole number, there will be an equal number of directors in each class. If this results in a fraction of 1/3, one additional director will be placed into Class III. If this results in a fraction of 2/3 one director will be placed into Class II and one into Class III. The Company’s Bye-Laws further provide that the Board may re-designate directors to different classes so that they conform to the preceding formula. A classified board structure is common among Bermuda domiciled companies and is consistent with the board structure of the Company’s peer group.

Four Class III directors are to be elected at the 2013 Annual General Meeting. The Nominating Committee has nominated F. Sedgwick Browne, Hector De Leon, Kathleen A. Nealon and John H. Tonelli, each of whom is presently serving on the Board, to stand for re-election as Class III directors. Each of them was recommended for re-election by the Nominating Committee for consideration by the Board of Directors and proposal to our shareholders. If elected, the four nominees will serve as Class III directors for three-year terms until the Annual General Meeting of shareholders in 2016 or until their successors have been elected and qualified. It is intended that proxies will be voted in favor of these persons. If, for any reason, any of the nominees is not able or willing to serve as a director when the election occurs (a situation which is not presently contemplated), it is intended that the proxies will be voted for the election of a substitute nominee in accordance with the judgment of the proxy holder.

THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE FOR THE ELECTION OF THE NOMINEES LISTED ABOVE AS DIRECTORS AND, UNLESS DIRECTED OTHERWISE, IT IS THE INTENTION OF THE PROXIES NAMED IN THE FORM OF PROXY THAT ACCOMPANIES THIS PROXY STATEMENT TO VOTE FOR SUCH NOMINEES AS DIRECTORS.

Biographical Information for the Class III Nominees to be Elected this Year

F. Sedgwick Browne (70) became a director in 1999 and also served as Vice-Chairman of the board of directors from 2003 until 2007. He retired as counsel at Sidley Austin Brown & Wood LLP (now known as Sidley Austin LLP), a law firm, in 2004. Mr. Browne previously was a partner at Morgan, Lewis & Bockius LLP and prior thereto at Lord Day & Lord, Barrett Smith, where he specialized in the insurance and reinsurance industry. Mr. Browne is also a past trustee and director of the Swiss Reinsurance US Group and of the Winterthur Swiss Insurance US Group. In addition to his historical knowledge of the Company’s operations, Mr. Browne brings to the Board a corporate transactional background that is specific to the Company’s operations in the insurance sector. Mr. Browne also possesses financial reporting expertise and the legal experience and qualifications necessary to guide the Company through many of the regulatory requirements currently imposed on publicly traded companies.

Hector De Leon (66) became a director in 2003. Mr. De Leon is the chairman of the board of directors of De Leon & Washburn, P.C., a law firm based in Austin, Texas, which he founded in 1977. Prior to 1977, Mr. De Leon was the General Counsel of the Texas State Insurance Board. From February 1985 to November 1997, Mr. De Leon served as a director of Titan Holdings, Inc., a publicly traded property and casualty insurance holding company. Mr. De Leon brings to the Board experience and skills relating to the insurance regulatory environment in which the Company operates combined with a corporate legal background. In addition, Mr. De Leon’s experience includes prior service as a director of a publicly traded, growth oriented, specialty property and casualty insurance holding company.

Kathleen A. Nealon (59) became a director in 2011. Ms. Nealon’s international career includes significant experience with risk management, compliance and regulatory issues with global companies. Ms. Nealon was the group head of legal and compliance at Standard Chartered Plc in London from 2001 until her retirement in 2004 where she also held additional international legal and compliance positions from 1992 to 2001. Prior to Standard Chartered Plc, Ms. Nealon practiced international banking and regulatory law in New York for 14 years. Ms. Nealon is also the Co-Chair of the European Advisory Board of Georgetown Law School and serves on the advisory council of the Institute of Business Ethics. Ms. Nealon also served on the boards of directors of Shire Plc from 2006 to 2010, Halifax Bank of Scotland Plc from 2004 to 2009 when it was merged into Lloyds Bank Plc. In addition, Ms. Nealon served on the board of directors of Cable and Wireless Communications Plc and its predecessor company, Cable and Wireless Plc, from 2005 until 2011. Ms. Nealon brings to the Board specialized expertise in the areas of corporate governance, compliance and risk management specific to the banking and financial services industry.

John H. Tonelli (48) became a director in 2010. Mr. Tonelli has been the Chief Executive Officer of Advanced Global Investments, Ltd., a New York based investment-company with holdings in Eastern Europe, the Middle East and Latin America, since 2009. Mr. Tonelli has over twenty years of experience in finance, working both as an investment banker and as an attorney. Mr. Tonelli has advised the governments of Argentina, Chile, Paraguay and Uruguay on a wide variety of matters, including privatizations, debt and equity financings, and infrastructure projects. He has been a director of Converse Bank since August, 2009. From 2003 to 2009, Mr. Tonelli was a Senior Managing Director with J.P. Morgan & Co., Inc. and Bear Stearns & Co. Inc. where he was Head of International Project Finance and Emerging Markets Structured Finance. From 1999 to 2003, he was the founder and chief executive officer of International Venture Partners, LLC, an NASD member broker-dealer specializing in emerging markets. From 1992 to 1999, Mr. Tonelli was an attorney with Cadwalader, Wickersham & Taft where he was head of the Latin American practice group and founded the firm’s project finance group. Mr. Tonelli brings to the Board specialized expertise in finance and emerging markets that will benefit the Company’s international growth strategy.

Biographical Information for the Class I Directors whose Terms Expire in 2014

H. Berry Cash (74) became a director in 2005. Mr. Cash has been a general partner of InterWest Partners, a venture capital fund, since 1985. Mr. Cash has also served on the board of directors of Ciena Corporation since April 1994, Silicon Laboratories Inc. since December 1997, and First Acceptance Corporation since November 1996. Mr. Cash also served as a director of i2 Technologies, Inc. from January 1996 until April of 2009. In addition to his capital raising experience, Mr. Cash brings to the Board a strong background in information technology, which plays an integral role in the Company’s operations. Due to his experience in the venture capital sector, Mr. Cash also brings perspectives to the Board associated with the capitalization and management of organizations through the corporate life cycle.

John R. Power, Jr. (57) became a director in 2000. He is currently President of the Patrician Group, a private investment firm located in Lisle, Illinois. Mr. Power has also been a director of certain financial subsidiaries of CNH Global, N.V. since January 1997. Mr. Power brings to the Board skills and attributes derived from a finance and commercial and investment banking background. In addition, due to his past and present service as a director of other publicly traded companies, Mr. Power has experience with the design and implementation of effective compensation programs that benefit the Company in his role as Chair of the Human Resources Committee. Mr. Power’s prior service on the audit and executive committees of other publicly traded companies gives him a range of experiences and skills that compliment his current committee assignments with the Company.

Mark E. Watson III (48) became a director in 1999 and has been President and Chief Executive Officer of the Company since January 2000. He was a principal of Aquila Capital Partners, a San Antonio, Texas-based investment firm from 1998 to 1999 and served from 1992 to 1997 as a director and Executive Vice President, General Counsel and Secretary of Titan Holdings, Inc., a publicly traded property and casualty insurance holding company. Prior to that, Mr. Watson was an attorney with the New York based law firm Kroll & Tract from 1989 to 1992 where he represented international insurance and reinsurance companies. Due to his lengthy tenure, having previously held several executive positions at Titan Holdings, Inc. which was ultimately sold to USF&G Corporation, Mr. Watson brings to the Board a wealth of experience in the specialty property and casualty insurance sector. In his role as President and Chief Executive Officer of the Company, Mr. Watson brings to the Board critical insight into the Company’s operating environment and growth strategy. Mr. Watson has been a member of the Board of Governors of the Property Casualty Insurers Association of America since June 2005 and has been a director of Houston International Insurance Group, Ltd. since December 2010.

Biographical Information for the Class II Directors whose Terms Expire in 2015

Nabil N. El-Hage (54) became a director in 2011. Mr. El-Hage founded Academy of Executive Education, LLC, an independent provider of executive education programs to institutional clients, and has served as its chairman since June 2011. From June 2010 to June 2011, Mr. El-Hage was an independent consultant specializing in the corporate governance area. During 2009 and 2010, Mr. El-Hage served as Senior Associate Dean for External Relations and Adjunct Professor of Business Administration at Harvard Business School. From 2005 until June 2009, Mr. El-Hage was a Professor of Management Practice at Harvard Business School in the Finance Area. From January 2003 to June 2005, he was a Senior Lecturer at Harvard Business School. Mr. El-Hage originally joined the faculty of Harvard Business School in 1984. Prior to 2003, Mr. El-Hage gained experience in venture capital and private equity with TA Associates, Levant Capital Partners, and Advent International, as well as operating experience as the Chief Financial Officer of The Westwood Group, Inc. He also served from 1995 to 2003 as Chairman and from 1995 to 2002 as Chief Executive Officer of Jeepers! Inc., a private equity-financed national chain of indoor theme parks. Mr. El-Hage has been a trustee of the MassMutual Premier Funds since 2003, a trustee of the MML Series Investment Fund II since 2005, and a trustee of the MassMutual Select Funds and the MML Series Investment Fund since 2012. Mr. El-Hage was also the Chairman of the Premier and MML II Funds from 2006 to 2011. From May 2007 until July 2010, Mr. El-Hage was also a director of Virtual Radiologic Corporation. Mr. El-Hage’s diverse areas of expertise, including his knowledge of management, finance, and corporate governance practices, allow him to bring a great deal of knowledge and perspective to the Company.

Mural R. Josephson (64) became a director in 2004. Mr. Josephson retired from Kemper Insurance Companies (“Kemper”) in 2002. During his 5-year tenure at Kemper, he held key management positions, including senior vice president and chief financial officer and senior vice president of finance. Prior to joining Kemper, Mr. Josephson held several senior level positions at KPMG, including 19 years as an audit partner. While at KPMG, he was a member of the National Insurance Practice Committee and a member of the Professional Practice Review Committee. Mr. Josephson has been a director of HealthMarkets, Inc., an insurance holding company, since May of 2003 and is currently chairman of its Audit Committee. He was also a director of SeaBright Holdings, Inc., an insurance holding company traded on the NYSE until February 2013, and its wholly owned subsidiary, SeaBright Insurance Company, from July 2004 until February 2013 and was serving as the Chairman of its Audit Committee. In addition to his historical knowledge of the Company’s operations and his extensive background in the insurance sector, Mr. Josephson brings to the Board experience, qualifications and skills that are specific to the Company’s accounting, internal control and audit functions. Due to his background, Mr. Josephson also possesses financial reporting expertise and a level of financial sophistication that qualifies him as a financial expert in his role as the Chair of the Audit Committee.

Gary V. Woods (69) became a director in 2000 and has served as Chairman of the Board of Directors since 2001. Mr. Woods has been President of McCombs Enterprises since 1979. He also serves on the boards of directors of the Southwest Research Institute, the Cancer Therapy and Research Center Foundation and the South Texas Blood and Tissue Center. Mr. Woods brings to the Board an entrepreneurial background with experience in overseeing complex business organizations. As President of McCombs Enterprises, Mr. Woods has successfully funded and promoted numerous growth companies in a diverse array of industries, both domestically and internationally, providing him with the necessary skills and qualifications to serve as the Chairman of the Company’s Board of Directors.

Non-Employee Director Compensation

Cash Compensation

Our non-employee directors receive a combination of cash retainers, meeting fees and travel fees, which are in part subject to attendance at board and committee meetings, as described in the following table. We also reimburse our directors for travel, lodging and related expenses incurred in attending our board or committee meetings or for travel related to the Company’s business.

Retainer (paid quarterly)	$75,000 annual retainer, paid quarterly, of which $40,000 ($10,000 per quarter) is paid subject to attendance at Board meetings.

Board and Committee Meetings

Travel for Board and Committee meetings = $2,000 per day

Special Meetings of the Audit Committee = $1,000 per day

Travel for Company Affairs at the Request of the CEO or Chairman = $2,000 per day

Meeting of Executive Committee = $2,000 per meeting

Meeting of the Nominating Committee = $2,000 per meeting

Committee Retainers (paid quarterly)

(a) Chair, Executive Committee = $15,000 annual retainer

(b) Member, Executive Committee = $8,000 annual retainer

(c) Chair, Audit Committee = $20,000 annual retainer

(d) Member, Audit Committee = $10,000 annual retainer

(e) Chair, Investment Committee = $10,000 annual retainer

(f) Member, Investment Committee = $8,000 annual retainer

(g) Chair, Human Resources Committee = $15,000 annual retainer

(h) Member, Human Resources Committee = $8,000 annual retainer

Annual Equity Awards

Each of our non-employee directors receives an annual equity award of 5,000 stock appreciation rights settled in stock. The awards are granted on the date of our annual general meeting of shareholders which is generally held in May of each year. The awards vest on the day preceding the next annual general meeting of shareholders.

Deferred Compensation Plan

Our non-employee directors are also entitled to participate in a deferred compensation plan. The plan allows a non-employee director to defer 0%, 50% or 100% of their cash compensation. Deferred amounts are credited with interest, compounded quarterly at a rate 2% above the prime commercial lending rate. The Company matches 75% of the deferred amount which is converted into stock units based on the closing price of the Company’s stock on the date that the deferred amount would otherwise be earned. Pursuant to the plan, each director is credited with an initial grant of 1,650 stock units. The hypothetical value of a stock unit at any point in time will be equal to the market value of the Company’s common stock. Distributions occur six months after the date on which a non-employee director ceases to be a member of the Board of Directors, the date on which a change control occurs (as defined in the plan) or December 1, 2017, whichever comes first, and are made in cash.

2012 Non-Employee Director Compensation

The following table sets forth our non-employee director’s 2012 cash and equity compensation. References next to each director’s name in column (a) refer to the applicable committee legend included in the “Committee Retainers” section of the Non-Employee Director Fees cash compensation schedule above. The values shown in column (d) represent the U.S. GAAP maximum possible ASC TOPIC 718 fair value on the grant date.

(a) Name	(b) Fees Earned or Paid in Cash	(c) Stock Awards[1]	(d) Option Awards	(e) All Other Compensation	(f) Total
Gary V. Woods (a) (e) (h)	$142,000	$107,764	$36,100	$0	$285,864
F. Sedgwick Browne (d) (h)	$124,000	$1,599	$36,100	$0	$161,699
H. Berry Cash (f) (h)	$115,000	$830	$36,100	$0	$151,930
Hector De Leon (b) (d) (h)	$128,000	$1,722	$36,100	$0	$165,822
Nabil N. El-Hage (f)	$107,000	$82,722	$36,100	$0	$225,822
Mural R. Josephson (c)	$122,000	$48,717	$36,100	$0	$206,817
Kathleen A. Nealon (d)	$112,000	$43,609	$36,100	$0	$191,709
John R. Power, Jr. (d) (g)	$141,000	$110,124	$36,100	$0	$287,224
John H. Tonelli (f)	$125,000	$830	$36,100	$0	$161,930

(1)	These amounts represent the grant date fair value of the stock units granted by the Company during 2012 in respect of its 75% match of deferred director fees described above.

The following table sets forth the amount of fees earned by our non-employee directors during 2012 as reported in column (b) of the preceding table that were contributed to the non-employee director deferred compensation plan described above:

Director	Fees Earned for 2012 Service	Fees Earned for 2012 Service and Contributed to the Non-qualified Directors Deferred Compensation Plan
Gary V. Woods	$6,000	$136,000
F. Sedgwick Browne	$124,000	$0
H. Berry Cash	$115,000	$0
Hector De Leon	$128,000	$0
Nabil N. El-Hage	$0	$107,000
Mural R. Josephson	$61,000	$61,000
Kathleen A. Nealon	$56,000	$56,000
John R. Power, Jr.	$0	$141,000
John H. Tonelli	$125,000	$0

The following table sets forth the aggregate number of stock units, stock options and stock appreciation rights owned by each of our non-employee directors on December 31, 2012:

Name	Stock Units	Stock Options / SARs
Gary V. Woods	13,467	23,242
F. Sedgwick Browne	3,344	21,857
H. Berry Cash	1,721	23,242
Hector De Leon	3,629	23,242
Nabil N. El-Hage	6,217	5,000
Mural R. Josephson	6,957	21,357
Kathleen A. Nealon	4,104	5,000
John R. Power, Jr.	10,437	23,242
John H. Tonelli	1,716	10,000

Director Stock Ownership

All of our non-employee directors are required to comply with the Company’s Equity Ownership Guidelines which are discussed beginning on page 33. Pursuant to the guidelines, each non-employee director is required to hold equity with a value equal to or greater than three times the annual retainer they received for service on the Company’s Board of Directors in the preceding year. Compliance is tested annually as of the first business day of the second quarter each year. As of April 1, 2012, all of our non-employee directors were in compliance with the guidelines.

PROPOSAL 2

ADVISORY VOTE ON THE COMPENSATION OF THE NAMED EXECUTIVE OFFICERS AS DISCLOSED IN THIS PROXY

The Dodd-Frank Wall Street Reform and Consumer Protection Act enacted in July 2010 (the “Dodd-Frank Act”), included a requirement that companies provide shareholders with an opportunity to vote on an advisory, non-binding basis on the compensation of the Company’s named executive officers (“NEOs”), as disclosed in the Compensation Discussion and Analysis and related tables in the proxy statement in which the vote is included. This vote is on the compensation reported for the NEOs in the proxy for the prior year and is commonly referred to as “say on pay”.

As discussed more fully in the Executive Summary of the Compensation Discussion and Analysis section which begins on page 19 and the discussion which follows it, the Company’s compensation program is designed to link pay to both business and individual performance and is intended both to retain superior, productive employees and to attract new talent necessary to continue the company’s expansion. The program is designed to align the interests and motivations of our executives with the creation and protection of shareholder value. The program includes three main components – base salary, cash incentive awards and long-term incentive awards – which interact to provide both short-term and long-term incentives for our NEOs.

We consider growth in book value per share as the most comprehensive assessment of our ability to create shareholder value. Growth in book value per share is achieved through a combination of earnings, appreciation in the value of invested assets, accretive acquisitions and, in recent years, through opportunistic stock repurchases. Since 2002, the Company’s book value per share has grown at a compounded growth rate of 10% per year. In our view, this is the most relevant measurement period since it represents the point after which current management actions are most clearly reflected in the Company’s financial results. This rate of growth in book value is exclusive of both the ordinary and extraordinary dividends paid during such period which, if included in the calculation, would yield a growth rate of approximately 11%. During this time the Company transformed itself from being primarily a California-based workers compensation carrier to an international specialty carrier. The Company believes that its NEOs were instrumental in achieving these results and the compensation packages designed for them were intended both to reward them for their current achievements and to motivate them to continue to excel in the future. We believe our record continues to compare well with our peers in terms of value creation, particularly given the extraordinary economic and market conditions facing our industry over the past several years. Accordingly, the Company requests shareholder approval of the following resolution:

“RESOLVED, that the Company’s Shareholders approve, on an advisory, non-binding basis, the compensation of the Named Executive Officers as disclosed in the Compensation Discussion and Analysis, compensation tables and narrative discussion included herein.”

An advisory vote is not binding upon the Company. However, the Human Resources Committee, which is responsible for designing and administering the Company’s executive compensation program, values the opinions expressed by shareholders and will consider the outcome of the vote when making future compensation decisions related to the NEOs.

THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE TO APPROVE THIS PROPOSAL. IT IS THE INTENTION OF THE PROXIES NAMED IN THE FORM OF THE PROXY THAT ACCOMPANIES THIS PROXY STATEMENT TO VOTE FOR THE APPROVAL OF SUCH PROPOSAL.

NAMED EXECUTIVE OFFICERS

The following table sets forth, for the individuals who are currently serving as executive officers of Argo Group, such person’s name, age and position with the Company. Each such executive officer serves at the pleasure of the Board of Directors.

Name	Position	Age
Mark E. Watson III	President and Chief Executive Officer	48
Jay S. Bullock	Executive Vice President and Chief Financial Officer	48
Barbara C. Bufkin	Executive Vice President, Business Development	57
Andrew Carrier	Group Chief Underwriting Officer	51

Business Experience of Executive Officers

Mark E. Watson III has been President and Chief Executive Officer of Argo Group since January 2000. A description of Mr. Watson’s business experience can be found beginning on page 12 where the biographical information for the three Class I directors whose terms expire in 2014 is set forth.

Jay S. Bullock was appointed Chief Financial Officer of Argo Group on May 13, 2008. He joined Argo Group from Bear Stearns & Co. Inc. where he was a Senior Managing Director and Head of Bear Stearns’ Insurance Investment Banking Group. While at Bear Stearns, Mr. Bullock focused on the insurance sector. In this role, he advised on company acquisitions, mergers and sales as well as all forms of public and private financings and restructurings. During this period, he was also an advisor to Argo Group on a number of transactions. Prior to joining Bear Stearns in 2000, Mr. Bullock was a Managing Director at First Union Securities. He is an honors graduate of Southern Methodist University and received his MBA from The McColl School of Business, Queen’s College, Charlotte, North Carolina. Mr. Bullock also holds the designation of Certified Public Accountant (CPA).

Barbara C. Bufkin was promoted to Executive Vice President, Business Development in March 2011. She began working with the Company as a reinsurance consultant in 2001 and formally joined the company as Vice President, Business Development in September 2002. She is responsible for new business strategies and development as well as strategic elements of our ceded reinsurance process. She has spent her entire career in reinsurance and insurance. Before she joined Argo Group, she held a number of senior positions with Swiss Re subsidiaries and a number of executive positions as a reinsurance intermediary with Sedgwick Group and EW Blanch. She graduated cum laude from the State University of New York at Buffalo, with a B.A. in Philosophy.

Andrew Carrier joined Argo Group as President of its Reinsurance Segment in June 2007 and led the formation of the Company’s Bermuda based reinsurance company, Argo Re. In May 2009, Mr. Carrier assumed the role of Syndicate 1200’s Director of Underwriting in addition to his responsibilities as President of Argo Re. In January 2011, Mr. Carrier became Chief Underwriting Officer (“CUO”) of Argo Group. After graduating from Cambridge University with a degree in Modern Languages, Mr. Carrier joined the Kiln Group at Lloyd’s in 1984. He became a Director of its Managing Agency in 1995 and was appointed Active Underwriter of its flagship Syndicate 510 and its catastrophe Syndicate 557 in 2000. While at Kiln, Mr. Carrier was Chairman of the Lloyd’s International Reinsurance Committee and a member of the Lloyd’s Underwriting Advisory Committee.

COMPENSATION OF EXECUTIVE OFFICERS

The information referenced in Item 11 of the Company’s Form 10-K for the year ended December 31, 2012 can be found under the “Compensation Discussion and Analysis,” “Executive Compensation” and “Human Resources Committee Interlocks and Insider Participation” headings of this Proxy Statement.

COMPENSATION DISCUSSION AND ANALYSIS

Executive Summary

2012 Say on Pay Vote

At our 2012 annual meeting of shareholders, less than a majority of our shareholders voted to approve the 2011 compensation paid to our NEOs (the “SOP proposal”). Although this vote was an advisory vote, and was not binding on either the Company or the Board of Directors, the Human Resources Committee considered these results when conducting a review of our executive compensation program. Following our 2012 annual meeting, the Human Resources Committee conducted an in-depth analysis of our executive compensation program and sought the advice of outside counsel to determine how we could better align our compensation practices with the expectations of our shareholders. Our Human Resources Committee also retained Frederic W. Cook & Co., Inc. (“Frederic W. Cook”), a nationally-recognized independent compensation consultant, to evaluate the Company’s compensation program in light of current market and industry practices. As part of this engagement, Frederic W. Cook provided assistance on developing changes to our compensation program to address concerns raised by certain proxy advisory firms.

The Company also sought feedback and recommendations from our top 20 shareholders who collectively held approximately 70% of our outstanding shares as of March 7, 2012, regardless of whether they voted for or against our SOP proposal. Even though many of our largest shareholders voted “for” our SOP proposal, the Company was interested in gaining broad-based insights on our executive compensation and corporate governance practices in an effort to provide clarity about our compensation practices and to better understand and address their concerns. In general, our shareholders advised that the alignment of pay and performance, including clear disclosure describing performance metrics and explaining the linkage between pay and performance, are important considerations for voting on SOP proposals. While no specific component of our executive compensation program was altered solely on the basis of the negative vote on our SOP proposal or shareholder feedback, the Company and the Human Resources Committee believe the features of our 2012 executive compensation program (including the program changes described below) and improved disclosure address the concerns and reflect the preferences expressed by our shareholders.

2012 Compensation Program Changes

As discussed above, we conducted a comprehensive review of our executive compensation program in 2012 in light of the feedback received from our shareholders. To more closely link executive pay with corporate performance, we changed our compensation and governance practices in several important ways to improve their effectiveness:

Expanded Annual Incentive Plan Disclosure

Annual incentive compensation is determined using individual target awards adjusted at year-end based on a formula that factors in both the Company’s financial performance and an individual performance modifier to calculate the final amount of the award. Target awards are established at the beginning of the year along with a pre-tax operating income goal for the Company. At the end of the year, the individual target awards are multiplied by the percentage of plan pre-tax operating income achieved by the Company to calculate preliminary awards. Preliminary awards are then subject to upward or downward adjustment by up to 30% if deemed appropriate by the Human Resources Committee to factor in individual performance not captured by the formulaic result. Accordingly, payouts for annual incentive compensation are directly linked to both financial and non-financial performance for the year. In addition to providing information about the Company’s financial performance as it relates to the calculation of preliminary annual incentive awards, detailed disclosure about the individual performance objectives considered by the Human Resources Committee to determine personal performance modifiers, including performance against those objectives, may be found in the discussion of the Company’s annual incentive plan beginning on page 28.

Changes to our Long-Term Incentive Plan

We have adopted a new framework for long-term incentive compensation that reinforces a more transparent linkage between the amount of the award earned and clearly defined, quantifiable financial and non-financial metrics while limiting the use of discretion. Under the new framework, individual target awards were established at the beginning of the year along with growth in book value per share goals for the Company set by the Human Resources Committee. At the end of the year, the target awards were adjusted based on the percentage of book value per share growth achieved by the Company to determine a preliminary award. Preliminary awards were then adjusted by up to 25% of target opportunity based on the Committee’s evaluation of individual performance against pre-determined individual objectives. Similar to our annual incentive plan disclosure, information about the Company’s achievement of the book value per share growth goal and the determination of preliminary awards is supplemented by detailed disclosure about the individual performance objectives considered by our Human Resources Committee to determine final awards, including performance against those objectives, which may be found in the discussion of the Company’s long-term incentive plan beginning on page 29.

Other Governance Changes

•

We amended the employment agreement of our CEO to eliminate single-trigger severance payments upon a change in control of the Company without being terminated to align with current best practices. For further discussion of the CEO’s employment agreement, see the Potential Payments upon Termination or a Change in Control section which begins on page 40.

•

We adopted a new Compensation Clawback Policy that applies to our executive officers. The Compensation Clawback Policy provides for repayment or forfeiture of annual incentive or other performance-based compensation awards if the payment, grant or vesting of the awards was based on the achievement of financial results that are subsequently the subject of a restatement of the Company’s financial statements under specified circumstances. For further discussion of the Compensation Clawback Policy, see page 34.

•

We amended our Equity Ownership Guidelines to add holding requirements until guideline levels of ownership are attained and maintained. Further discussion of our Equity Ownership Guidelines begins on page 33.

•

We added anti-hedging and anti-pledging provisions to our Insider Trading Policy. Among other things, the Insider Trading Policy requires our employees, officers and directors to avoid short sales and prohibits transactions in exchange-traded options such as puts, calls and other derivative securities of the Company’s stock. The Insider Trading Policy further prohibits our officers and directors from directly or indirectly pledging a significant number of the Company’s equity securities.

The foregoing policies are available on our web site at www.argolimited.com. The reference to the Company’s web site does not incorporate by reference the information contained in the web site and such information should not be considered a part of this proxy statement. Our Board and our Human Resources Committee will continue to evaluate our compensation practices in light of the feedback from our shareholders, our financial performance, our peers’ practices and evolving standards of corporate governance.

2012 Performance and Strategy

Despite a continued sluggish economic environment in the markets in which we operate, historically low yields on invested assets and the continuation of large catastrophe events, our financial results for fiscal 2012 improved year-over-year as shown in the comparison set forth below.

	For the Years Ended December 31,
(in millions except per share amounts)	2012	2011	Percentage change
Gross written premiums	$1,745.7	$1,544.8	13%
Total revenue	1,336.3	1,258.4	6%
Operating income (loss) before income taxes (1)	47.5	(107.6)	NM
Comprehensive income (loss)	102.0	(89.7)	NM
Book value per share	60.75	55.60	9%

(1)	Excludes net realized investment gains of $25.7 million, foreign currency exchange loss of $4.3 million and debt extinguishment costs of $2.2 million for the year ended December 31, 2012. Excludes net realized investment gains of $49.2 million and foreign currency exchange losses of $3.5 million for the year ended December 31, 2011.

The insurance industry is cyclical, and because not all lines of business in all geographic regions follow the same path during a cycle, we believe that a company with a diverse underwriting platform, both by line of business and geography, is best positioned to succeed across the underwriting cycle. The existence of a diverse platform allows a company to deploy capital to more profitable product lines in response to favorable market conditions while reducing underwriting capacity in lines where terms and conditions have deteriorated due to economic downturns and/or aggressive competition. To this end, the Company has developed a platform to offer insurance and reinsurance through operations in Bermuda, the United States, the United Kingdom and, more recently in Brazil, continental Europe and the Middle East. While expanding our geographic footprint to better serve clients within their local markets, we also made a strategic decision to reposition our property catastrophe portfolio by materially reducing our exposure to risks situated in geographies where the opportunity to generate adequate returns has diminished.

During periods of intense competition and depressed prices, or soft markets, insurers often choose to reexamine their risk appetite strategies and platforms while constraining underwriting. We believe companies that are able to act quickly when conditions improve are likely to benefit the most from them. Accordingly, throughout the current prolonged soft market period, we have remained focused on initiatives intended to position the Company for success across the cycle and in the next hard market. The growth we achieved during 2012 was a function of our expansion in businesses where we have a track record of profitable results, modest rate increases in several of our markets, an increase in our rate or participation on our Lloyds syndicate and the opening of new markets such as Brazil. We continue to focus on initiatives to grow our business where we see profitable opportunities and to withdraw from markets where there is excessive competition on price, terms and conditions.

During 2012, we took the following steps to improve our financial strength, add to the diversity of our product offerings, improve efficiency and drive down the cost of delivering our services:

•	Financial Strength

Remaining well capitalized is one of our key financial objectives and we took advantage of the favorable capital market environment to complete a debt offering of senior notes with $143,750,000 aggregate principal, using the majority of the proceeds to redeem previously issued junior subordinated debt securities. In addition, we continued to return a portion of what we deem to be excess capital to our shareholders. To this end we repurchased $44.6 million or approximately 1.5 million shares of our common stock and paid a regular $0.12 quarterly dividend totaling $.48 per share during 2012. Importantly, we were able to return this capital without diminishing our financial strength, retaining sufficient capital to fully support both our existing initiatives and our ability to take advantage of opportunities as they arise.

We consider growth in book value per share to be the most comprehensive measure of our financial strength and ability to create shareholder value and, as such, we have incorporated this metric into our long-term incentive plan (as discussed in greater detail beginning on page 29). Growth in book value per share is achieved through a combination of earnings, appreciation in the value of invested assets, accretive acquisitions and, in recent years, through opportunistic stock repurchases. We believe the compound annual growth rate in our book value presents a compelling record. As shown in the table below, since 2002 our book value per share has compounded at an annual rate of 10%. In our view, this is the most relevant measurement period since it represents the point after which current management actions are most clearly reflected in our financial results. This rate of growth in book value is exclusive of both the ordinary and extraordinary dividends paid during such period which, if included in the calculation, would yield a growth rate of approximately 11%. Given the extraordinary economic and market conditions facing our industry over the past several years, we believe our record in terms of creating shareholder value remains strong and continues to compare well with our peers.

•	Product Diversity

Our fee-based specialty service provider, Alteris, completed a series of acquisitions to augment its existing portfolio of product offerings. These additions include Sonoma Risk Insurance Agency (contract litigation insurance), John Sutak Insurance Brokers (to complement our existing wine industry program) and the renewal rights and business operations of Mattei Insurance Services (a specialty program manager with expertise in forest and transportation programs). During 2012, we also launched new environmental and cyber-liability products in our Excess and Surplus Lines segment and continued the expansion of our specialty unit in our Lloyd’s Syndicate. In addition, we began writing financial lines, property and transportation business in our Brazil operation.

•	Operational Efficiency

We continued our initiative to optimize business processes by implementing a shared service platform for common support functions across our operating units. This shared services platform enabled us to transition certain support functions within our finance and accounting, information technology, underwriting, administration and claims areas to an outsourced partner. This effort will enhance our ability to adjust staffing in response to market conditions in various areas, provide high quality and cost competitive common services to our operating units and enable those operating units to focus on the functions that are critical to their businesses. We also began a multi-year project to launch a new business delivery platform that will replace multiple legacy systems with a common, end-to-end system for underwriting, policy administration, billing and claims functionalities. This new systems solution will improve our ability to react rapidly to market changes, roll out new products and implement new requirements quickly while reducing information technology costs and streamlining processes across the organization.

Summary of 2012 Compensation Decisions

Our incentive compensation metrics for 2012 included targets that required achievement of plan pre-tax operating income and year-over-year book value per share growth. Annual and long-term incentive compensation decisions were based on achievement of these targets together with individual performance objectives established for the year. Our 2012 financial performance resulted in the following compensation actions for our NEOs:

•	No adjustments were made to our NEO’s base salaries in 2012.

•

Our performance relative to plan with respect to pre-tax operating income was below target and resulted in annual cash incentive awards to our NEOs between 40% and 60.5% of their target levels. A significant contributing factor to the result relative to target was an estimated $47.9 million in pre-tax catastrophe losses net of reinsurance and estimated reinstatement premiums incurred in the fourth quarter of 2012 as a result of Hurricane Sandy.

•

Book value per share grew 9.3% in 2012 exceeding the Company’s year-over-year book value per share growth rate target of 8%. After taking into account achievement of individual performance objectives, our NEOs earned between 139.7% and 144.7% of their target 2012 long-term equity incentive awards that were subject to this performance metric.

Our compensation program is designed to emphasize pay for performance aligned with key financial measures of Company performance and individual performance objectives tied to achievement of our strategic business objectives and drivers of increased shareholder value. The following chart compares 2010, 2011 and 2012 actual compensation (as defined below) realized by our CEO to compensation reported in the Summary Compensation Table and the Company’s total shareholder return (“TSR”) for the same period. This information is not a substitute for the Summary Compensation Table, but is meant to illustrate how actual realized equity value will differ from the values reported as of the grant date based on the Company’s performance at year-end. Actual compensation includes all of the categories in the Summary Compensation Table and values equity awards based on grant date fair value per share, the same as in the Summary Compensation Table, but adjusts the number of shares to reflect the number earned based on Company and individual performance for the year. The Committee believes actual compensation more effectively demonstrates the close alignment of the compensation program with Company and individual performance and TSR.

Key Components of the Compensation Program

The following table provides a brief summary of the principal components of the Company’s executive compensation program, as derived from the compensation philosophies described in more detail later in this Compensation Discussion and Analysis:

Compensation Element	Form	Compensation Objective	Relation to Performance
Annual Base Salary	Cash paid on a regular basis throughout the year	Provide a level of fixed compensation that is competitive and allows us to attract and retain executive talent	Increases in base salary reflect the experience, skills and responsibilities of the NEO, the pay practices of companies with whom we compete for talented executives, economic conditions, and the Committee’s assessment of Company and individual performance

Annual Incentive Awards	Performance-based cash awards paid on an annual basis following year-end	Reward executives who contribute to the Company’s success through achieving annual corporate financial objectives and individual performance goals aligned with the Company’s strategic objectives	Annual incentive awards are earned for achievement of a planned pre-tax operating income goal with payout from 50% to 200% of an executive’s target opportunity adjusted by +/-30% for assessment of individual performance

Long-Term Incentive Awards	Performance-based contingent equity incentive awards vesting ratably over four years based on the percentage achievement of performance goals during the year in which the grant is made	Reward executives who contribute to the Company’s success through achieving long-term corporate financial objectives and individual performance goals that are aligned with building shareholder value and retention incentives	Long-term incentive awards are earned for achievement of pre-established growth in book value per share goals with payout from 50% to 150% of an executive’s target opportunity adjusted by +/- 25% of the target opportunity for achievement of individual performance objectives

We also provide broad-based savings and welfare benefits, limited perquisites and post-termination compensation to our NEOs for the financial security and well-being of the executives and their families as described in more detail later in this Compensation Discussion and Analysis.

Compensation Philosophy

The main objectives of our executive compensation program are to:

•	Provide a performance-based compensation program that allows us to attract and retain superior talent in the competitive specialty marketplace in which we operate;

•	Link pay to both Company and individual performance;

•	Align employee interests with the Company’s strategic goals and the interests of shareholders; and

•	Appropriately manage risk.

When determining the appropriate level of compensation for an NEO, the Human Resources Committee looks not only at the separate components of the compensation package and the incentive provided by each but also at the aggregate level of compensation for an NEO. This philosophy allows the Committee to determine the best mix of components to produce the desired performance from each NEO. Because the Committee wants to retain its NEOs and is aware that they have other employment opportunities, its compensation decisions are based upon current performance consistent with the competitive market.

Pay Mix

Our compensation program is designed in a manner that provides incentives to our NEOs to achieve short-term and long-term operating and strategic objectives. To foster a longer term view, our compensation program provides long-term incentives in the form of equity incentive compensation that generally vests over a four-year period subject to the achievement of Company financial and individual performance goals during the first year of the grant. Although these incentives have an economic value on the date of grant, their ultimate value depends upon financial and individual performance during the year of the grant and on the market value of the equity at the end of the vesting period. That value is largely dependent upon our company’s future performance and market dynamics.

	% of Total Target Compensation Allocated to Fixed Compensation	% of Total Target Compensation Allocated to Variable “At-Risk” Short-term and Long-Term Incentives
	Base Salary (%)	Annual Performance Based Cash Incentives (%)	Long-Term Performance Based Equity Incentives (%)
Mark E. Watson III, CEO	25%	25%	50%
Average for Other NEOs	33%	32%	35%
Average for All NEOs	31%	31%	38%

As shown in the table above, on average 69% of the total target compensation for our NEOs for 2012 is linked to short-term and long-term performance-based incentives with 38% of their performance-based compensation linked to long-term incentives. The focus on equity-based compensation, combined with the holding requirements in our Equity Ownership Guidelines, reflects the program’s goals of long-term market performance risk assumption by our NEOs to align their interests with those of our shareholders.

Comparison Group

To ensure that our compensation packages are competitive, the Human Resources Committee compares compensation for its executives with the compensation received by the executives of our competitors. Although the Committee considers compensation data for a designated comparison group when establishing compensation, the Committee does not target a specific percentage of compensation reported by such group. Instead the Committee uses the data as a guide in determining the level of compensation by geographic region necessary to successfully compete for executives. Because the Company seeks to hire and retain experienced and talented executives, the Committee has selected a designated comparison group which incorporates the companies with whom we compete. The designated comparison group for 2012 consisted of:

Allied World Assurance Co. Holdings Ltd.	Endurance Specialty Holdings Ltd.
Alterra Capital Holdings Ltd.	HCC Insurance Holdings Inc.
American Financial Group, Inc.	Hiscox Ltd.
Amlin plc	Markel Corporation
Arch Capital Group Ltd.	RLI Corporation
Aspen Insurance Holdings Ltd.	Renaissance Re Holdings, Ltd.
Axis Capital Holdings Ltd.	Tower Group, Inc.
Beazley plc	Validus Holdings, Ltd.
Catlin Group Limited	W.R. Berkley Corporation

In relation to the Company’s 2011 comparison group, Montpelier Re Holdings Ltd. and Platinum Underwriters Holdings Ltd. were removed from the comparison group and W.R. Berkley Corporation and Tower Group, Inc. were added to the comparison group to better reflect alignment with the specialty insurance aspects of our franchise as opposed to the reinsurance strategy of the peers removed from the group. In addition, Flagstone Reinsurance Holdings, Ltd. was removed from the group after being acquired by Validus Holdings, Ltd.

Compensation Process

Our Human Resources Committee considers peer group practices and our performance to ensure that our compensation program is consistent with best practices and our compensation philosophy. The Committee, in making the decisions on the compensation of our executive officers, seeks to ensure that the total compensation paid is competitive and aligned with performance.

The Human Resources Committee reviews our CEO’s performance and makes recommendations regarding his pay to the full Board for approval. In determining the amount and form of compensation for our other executive officers, the Committee considers our CEO’s assessment of their performance and his recommendations regarding their compensation.

When setting compensation levels for 2012 and determining compensation practices, the Human Resources Committee took into account the Company’s strategic and financial goals as well as individual performance objectives for each NEO and other members of the executive management team. The Committee also considered the compensation levels of the Company’s peers as discussed in the Comparison Group section above. When awarding compensation for 2012, the Committee took into account the Company’s financial performance in the current market and economic environment as well as the financial metrics and individual performance objectives discussed in the Elements of the Compensation Program section below.

As noted in the Executive Summary above, the Human Resources Committee engaged Frederic W. Cook in 2012 to assist in the evaluation of our executive compensation program in connection with the Committee’s overall response to the 2012 advisory vote on executive compensation. The scope of Frederic W. Cook’s engagement was to (1) conduct a review of our executive compensation program in light of concerns raised by certain proxy advisory firms and the lack of majority shareholder support for our SOP vote, (2) provide assistance in developing changes to our incentive plans and compensation governance practices to address those concerns, and (3) provide recommendations on best practices with respect to the disclosures in the Compensation Discussion and Analysis section of our 2013 proxy statement. Frederic W. Cook performed these services solely on behalf of the Human Resources Committee and continues to advise the Committee in 2013. The Human Resources Committee has assessed the independence of Frederic W. Cook, as required by both the Company’s governance framework and SEC rules, and concluded that no conflict of interest exists with respect to its services to the Committee.

Prior to Frederic W. Cook’s engagement, the Human Resources Committee had engaged Meridian Compensation Partners, LLC (“Meridian”) to provide advice and analyses regarding (1) the practices and policies of the proxy advisory firms in relation to the Company’s compensation programs, including our long-term incentive plan, (2) the disclosures in the Compensation Discussion and Analysis section of our 2012 proxy statement, (3) our compensation governance practices, (4) our incentive plans and practices and (4) the terms of our CEO’s employment agreement. While management continues to use Meridian’s consulting services, all services performed by Meridian for the Human Resources Committee were completed prior to Frederic W.  Cook’s engagement.

Elements of the Compensation Program

Base Salary

Consistent with our desire to provide compensation that will attract and retain superior executives, when establishing base pay for our NEOs, our Human Resources Committee considers both (i) the experience, skills and responsibilities of the NEO and (ii) the pay practices of companies with whom we compete for executives. When adjusting base salaries, the Committee also considers Company performance and an NEO’s individual performance.

As part of the 2012 compensation review process, our Human Resources Committee decided not to increase the base salaries of our NEOs because they were found to be appropriate and competitive in light of the challenging economic environment in which we are currently operating.

Annual Incentive Awards

Our annual cash incentive compensation plan is structured to motivate and reward achievement of short-term financial goals and individual performance objectives and to provide a strong linkage between pay and performance. For our NEOs, annual incentive awards are determined based on the following formula expressed as an individual target award multiplied by the percentage of plan pre-tax operating income earned by the Company subject to upward or downward adjustment by up to 30% if deemed appropriate by the Human Resources Committee to factor in individual performance not captured by the formulaic result:

Individual Target Award	x	% Achievement of Plan Pre-Tax Operating Income	=	Calculated Preliminary Award	+	Individual Performance Modifier	=	Individual Final Award

At the beginning of the year, each NEO’s individual target award is established as a percentage of his or her base salary and a pool is established. At the end of the year, the pool is funded based upon the Company’s achievement of plan pre-tax operating income for the year subject to a 50% threshold and a 200% maximum amount. If the Company does not achieve 50% of the plan pre-tax operating income for the year, the pool is not funded and no awards are paid at year-end. The funding of the pool is designed to align the interests of management with the interests of shareholders while not providing incentives for undue risk taking. Pool funding is increased or decreased 1% from target for every 1% above or below plan pre-tax operating income earned. When evaluating financial performance at the end of the year, the Human Resources Committee may also consider the state of the insurance market, the state of the investment market, unusual catastrophes or other extraordinary items in adjusting the calculated preliminary award. No such adjustments were made for 2012. The Committee has selected pre-tax operating income as a key performance metric because it believes it is the most accurate reflection of the Company’s short-term financial and operational performance.

At the beginning of the year, the Human Resources Committee also establishes and communicates individual performance objectives for each NEO. At the end of the year, the Committee evaluates the extent to which each NEO achieved his or her individual performance objectives and adjusts the calculated preliminary award by up to +/- 30% as appropriate to reach a final individual award. In making such adjustments, the Committee considers each NEO’s performance objectives collectively rather than applying a formula or weighting any one or more objectives. Accordingly, payouts under the plan are directly linked to both the Company’s financial performance and each NEO’s individual performance during the year.

For 2012, the Company’s actual pre-tax operating income was equal to 55% of the $86.6 million goal established by the Human Resources Committee at the beginning of the year. The following table sets forth the calculation of annual incentive award payments to each of our NEOs after applying the plan pre-tax operating income multiplier and after adjustments for achievement of the individual performance objectives described below:

	2012 Annual Incentive Awards
Name	Individual Target Award	x	% Achievement of Plan Pre- Tax OI	=	Calculated Preliminary Award	+	Individual Performance Modifier	=	Individual Final Award
Mark E. Watson III	$1,000,000		55.0%		$550,000		—		$550,000
Jay S. Bullock	$625,000		55.0%		$343,750		10%		$378,125
Barbara C. Bufkin	$300,000		55.0%		$165,000		—		$165,000
Andrew Carrier	$580,000		40.0%		$232,000		—		$232,000

As shown in the table above, the Human Resources Committee determined that it would adjust the calculated preliminary awards for Mr. Bullock and Mr. Carrier. Mr. Carrier’s individual target award was reduced by 15 percentage points and multiplied by 40% to calculate a preliminary award for achievement of plan pre-tax operating income rather than 55% because of his additional role as President of Argo Re, the Company’s property catastrophe reinsurance division, and the significant catastrophe losses incurred by that division in 2011 which were taken into consideration for that division’s 2012 annual incentive award pool. Mr. Bullock’s calculated preliminary award was adjusted by 10% based on the Committee’s assessment of achievement of the individual performance objectives set forth below.

Annual Incentive Objectives	Achievements
Define scope and duties for Chief Investment Officer role.	Accomplished. Chief Investment Officer hired in 2012.

Achieve the Surety unit’s 2012 business plan and explore international opportunities for the unit.	Surety 2012 business plan achieved. Licensing process underway in certain non-US jurisdictions.

Integrate the capital model as a decision making tool. Provide output to the group Reinsurance and Underwriting committees for decision making purposes.	Syndicate 1200 capital model integrated and in use. Process for deploying the model in other business segments underway.

Meet all Solvency II deliverables. Improve the quality of communication to the board of directors on Enterprise Risk Management.	Solvency II required filings timely filed. Standard Enterprise Risk Management quarterly reports developed for use by the board of directors.

Finalize 8 quarter rolling forecast process and imbed across the organization.	Forecast developed and implemented.

Long-Term Incentive Plan

Our long-term equity incentive compensation is designed to develop a strong linkage between pay and the Company’s strategic goals and to align the interests of our executives with those of our shareholders by awarding long-term incentives in the form of equity, which may be restricted stock, restricted stock units, stock options or stock appreciation rights (“SARs”). With the exception of awards granted as sign-on incentives, all long-term incentive awards granted to our NEOs and other executives are performance-based. Each such grant is conditioned upon the achievement of financial and individual performance objectives during the year in which the grant is made. Subject to the achievement of these goals, the awards then vest ratably over a four-year period from the grant date.

Prior to 2012, our long-term incentive awards were historically granted at a maximum payout level and then adjusted from 0% to 100% following year-end based upon the Human Resources Committee’s assessment of achievements of individual performance objectives established at the start of the year. Beginning in 2012, we adopted a new framework for our long-term incentive awards to reinforce a stronger and more transparent linkage between long-term incentive compensation and clearly defined, quantifiable financial goals while also limiting the use of discretion in determining earned awards.

Under the new framework, individual target awards were established at the beginning of the year along with pre-determined threshold, target and maximum growth in book value per share goals for the Company set by the Human Resources Committee. At the end of the year, the target awards were adjusted based on the percentage of book value per share growth achieved by the Company to determine a preliminary award. Preliminary awards were then adjusted by up to 25% of each NEO’s target opportunity based on the Committee’s evaluation of their individual performance against pre-determined individual performance objectives.

For 2012, long-term incentive awards for our NEOs were initially determined using threshold, target and maximum book value per share growth rates to calculate a preliminary award amount. The payout under the formula is determined on a linear basis according to the following ranges of achievement:

2012 BVPS Growth Rate	% of Target Payout
< 5%	0%
≥ 5% to 8%	50% to 100%
≥ 8% to 11%	100% to 150%

We consider growth in book value per share as the most comprehensive assessment of our financial strength and ability to create shareholder value. Growth in book value per share is achieved through a combination of earnings, appreciation in the value of invested assets, accretive acquisitions and in recent years through opportunistic stock repurchases. An 8% growth in book value per share target goal for 2012 was established based on the current operating environment, evidenced by heightened competition relative to prior periods, the sluggish economic environment in which business startups are limited and businesses are generally purchasing less insurance, an historically low interest rate environment which has had the effect of reducing investment income significantly and with a balanced view of the opportunities for deployment of capital in the business versus return of capital to shareholders in the form of dividends and share repurchases. Growth in book value per share during 2012 was favorably impacted by the continued low interest rate environment and the demand for fixed income investments in general, which had the effect of increasing the value of our investment portfolio and thus book value, and by the repurchase of our common shares during the year at prices below the Company’s book value per share. As a result of the above and our earnings for the year, the Company’s book value per share growth for 2012 of 9.3% exceeded the target goal of 8% which resulted in 121.7% of target awards being earned.

The following table sets forth the calculation of the final 2012 long-term incentive awards for each NEO as adjusted based on the Human Resources Committee’s assessment of achievement of the individual performance objectives described below:

	2012 Long-Term Incentive Awards
Name	2012 LTI Target Award	x	Financial Performance Metric % Achievement	=	Preliminary Calculated Award	+	Individual Performance Modifier	=	Individual Adjusted Grant Date Fair Value
Mark E. Watson III	$1,683,625		121.7%		$2,048,972		20%		$2,385,697
Jay S. Bullock	$505,110		121.7%		$614,719		23%		$730,894
Barbara C. Bufkin	$208,883		121.7%		$254,211		18%		$291,810
Andrew Carrier	$301,572		121.7%		$367,013		20%		$427,327

•

For Mr. Watson, Chief Executive Officer of the Company, long-term incentive individual performance objectives and achievements are set forth below. After considering his achievement of these individual objectives collectively, the Human Resources Committee modified his long-term incentive award by 20% of his target.

Long Term Incentive Objectives	Achievements
Ensure effective use of the Company’s capital management tools including the capital model and manage both balance sheet and P&L volatility.	Structure of model and team established for the Group. Syndicate 1200 capital model delivered and in use. Balance sheet and P&L volatility substantially reduced in 2012.

Oversee the Business Delivery Platform technology project and ensure success of shared service initiative and outsourcing elements to promote more efficient business support systems.	Project appropriately monitored and modified for delays during the year to remain on track to meet all deliverables.

•

For Mr. Bullock, Chief Financial Officer of the Company, long-term incentive individual performance objectives and achievements are set forth below. After considering his achievement of these individual objectives collectively, the Human Resources Committee modified his long-term incentive award by 23% of his target.

Long Term Incentive Objectives	Achievements
Secure appropriate trade capital for Syndicate 1200.	Trade capital renewed at current levels. Capital efficiency of the syndicate further enhanced by execution of prior year whole account quota share.

Assure the shared service initiative remains on track and that all service level agreements are being met. Improve the run rate cost of the services being provided by the unit by $5 million as measured over the July 2011 baseline.	Objectives met and cost savings achieved.

Oversee implementation of the Business Delivery Platform technology project with delivery of products for use on the platform by the end of 2012.	Project appropriately managed and modified to meet business objectives during 2012; product delivery scheduled throughout 2013. Project remains on track to meet all deliverables.

•

For Ms. Bufkin, Executive Vice President of Business Development for the Company, long-term incentive individual performance objectives and achievements are set forth below. After considering her achievement of these individual objectives collectively, the Human Resources Committee modified her long-term incentive award by 18% of her target.

Long Term Incentive Objectives	Achievements
Expand third party capital partners in Syndicate 1200 to no less than 30% of stamp capacity by year end 2012.	Trade capital renewed at current levels. Capital efficiency of the syndicate further enhanced by execution of prior year whole account quota share.

Produce a group wide reinsurance margin savings of $5m in calendar year 2012 without materially changing the Company’s net risk profile.	Targeted savings achieved during reinsurance renewal process across several programs. A focus on more efficient group wide covers implemented.

Restructure reinsurance program to take advantage of diversification between operating companies providing capital relief of $25m.	Targeted relief achieved through program combination and syndicate whole account quota share.

•

For Mr. Carrier, Chief Underwriting Officer of the Company, long-term incentive individual performance objectives and achievements are set forth below. After considering his achievement of these individual objectives collectively, the Human Resources Committee modified his long-term incentive award by 20% of his target.

Long Term Incentive Objectives	Achievements
Reposition the Group’s property portfolio to optimize risk-adjusted returns versus risk appetite.	Property portfolio repositioned without exceeding established limits.

Secure sufficient third-party capital to support Syndicate 1200 growth in 2013.	Trade capital renewed at current levels. Capital efficiency of the syndicate further enhanced by execution of prior year whole account quota share.

Replicate existing graduate recruitment and training program outside the United Kingdom.	U.S. graduate program established for 2012.

Savings Plans

Substantially all of our United States based employees, including our NEOs who are U.S. citizens, are eligible to participate in our tax-qualified savings plan (the “Qualified Savings Plan”). This plan provides an opportunity for employees to save for retirement on both a tax-deferred and after-tax basis. Participants may contribute up to 75% of their base pay through tax-deferred and after-tax contributions up to the Internal Revenue Code (“IRC”) limit on employee contributions. We match 100% of the first 5% of each employee’s contributions. Participants are vested on a five-year graded vesting schedule for employer matching contributions. In addition, we contribute 1% of base pay up to the IRC compensation limit. This contribution vests upon completing 3 years of service.

Our NEOs who are U.S. citizens are also eligible for a tax-deferred non-qualified defined contribution plan (the “Non-Qualified Savings Plan”). The Non-Qualified Savings Plan provides retirement benefits which would be payable under the Qualified Plan but for the limits imposed by the IRC. Our NEOs who are U.S. citizens may contribute up to 5% of their pay to the Non-Qualified Savings Plan after reaching the maximum allowable IRS contribution to the Qualified Plan. The participant’s investment return is calculated as though the account was invested in substantially the same funds the individual designates for the investment of the participant’s account balance under the Qualified Plan.

Welfare Benefits and Perquisites

To provide our executives with competitive compensation packages similar to those available at other companies in our peer group, the Company provides certain welfare benefits to all of our executives, including our NEOs. Welfare benefits consist of company-paid portions of life, disability, medical and dental insurance premiums. The Company also provides our executives with limited perquisites as part of our compensation program. Perquisites consist of financial planning assistance, term life insurance and group umbrella casualty insurance policy. Certain of our NEOs also receive supplemental term life, disability and medical insurance coverage and relocation and housing allowances where appropriate for the relocation of their primary residence at the Company’s request. Information regarding these perquisites is set forth in a footnote to the Summary Compensation Table.

In addition, the Company provides executives who are asked to relocate internationally with benefits that are consistent with those provided to executives holding comparable positions in other insurance and reinsurance companies operating in the global marketplace. Expatriate benefits may include relocation assistance, housing allowances, home leave travel allowances, education allowances and cost-of-living allowances. The Company also provides a tax gross-up on housing, educational and home leave travel allowance benefits to executives who are asked to relocate internationally in order to reduce the related negative tax consequences of such allowances. Providing a tax gross-up under such circumstance is a customary practice and is intended to insure that an executive’s after-tax income would not be substantially different from that of his or her U.S. counterpart as a result of being compensated for the higher housing, educational and travel costs associated with an international relocation.

Occasionally, non-employee family members of an executive may accompany the executive who is traveling on company business on a plane that is part of the Company’s aircraft program. If there is an additional cost associated with this travel, the incremental cost to the Company is allocated to the executive. If an executive uses time in the Company’s aircraft program for personal use, the Company requires the executive to reimburse the Company for the cost of the trip.

Post-Termination Benefits

Our NEOs are eligible to receive severance payments and benefits in the event their employment is terminated by the Company without cause or by the executive with good reason, as discussed in detail beginning on page 40. The Company provides severance payments and benefits because they are essential to attracting and retaining highly-qualified executives by providing reasonable compensation to bridge the executive’s transition to new employment. The Company also mitigates potential liability under these circumstances by requiring the executive to sign a separation and release agreement acceptable to the Company as a condition to receiving severance benefits.

Compensation Governance

Equity Ownership Guidelines

The Company requires a designated group of senior executives (including the NEOs) to adhere to its Equity Ownership Guidelines. The guidelines are an integral part of the Company’s executive compensation program as they align the economic interests of the Company’s executives with those of its shareholders. The guidelines are an incentive to encourage behavior that will foster long-term, sustainable value creation because the value of the stock being held by the participants is dependent upon the Company’s long-term performance.

Pursuant to the guidelines, designated executives must hold at least 50% of earned net profit shares until the guideline ownership level is attained. Compliance is tested annually as of the first business day of the second quarter each year. Compliance with the guidelines is a factor that the Committee takes into consideration when determining whether to grant future equity awards to our executives under the Company’s long-term incentive plan. As of April 1, 2012, all of our NEOs were in compliance with the guidelines.

The following table shows the guideline ownership levels applicable to our designated executives, which are expressed as a multiple of salary depending upon their position:

CEO	5.00 x Base Salary
CFO,CUO & Executive Vice Presidents	2.50 x Base Salary
Segment Leaders	2.00 x Base Salary
Operating Company & Functional Leaders	1.00 x Base Salary
Business Unit Leaders	0.50 x Base Salary

For purposes of the ownership guidelines, the following shares are counted: (1) shares of common stock beneficially owned by or on behalf of an individual or an immediate family member residing in the same household, including stock held in trusts or tax-qualified retirement plans; (2) the value of unvested shares of restricted common stock that are no longer subject to performance conditions, net of taxes; (3) the value, expressed in shares of common stock, of any unexercised vested stock options, net of exercise prices and taxes; and (4) the value, expressed in shares of common stock, of any other unexercised vested award that is linked to the price of the Company’s common stock and granted pursuant to one of the Company’s qualified or non-qualified compensation or stock incentive plans, net of taxes. The value of each common share (or derivative) is equal to the greater of the market value or the book value per common share of the Company’s stock. The Company’s Equity Ownership Guidelines can be found on the Company’s web site at www.argolimited.com. The reference to the Company’s web site does not incorporate by reference the information contained in the web site and such information should not be considered a part of this proxy statement.

Compensation Clawback Policy

In order to ensure that the Company has the ability to recoup performance-based compensation obtained through misconduct on the part of management that is detrimental to the Company, performance-based compensation may be recovered at the discretion of the Board if an executive officer has engaged in fraud or other misconduct and the misconduct resulted in a material inaccuracy in the Company’s financial statements that affect such executive officer’s compensation. The Company’s Compensation Clawback Policy can be found on the Company’s web site at www.argolimited.com. The reference to the Company’s web site does not incorporate by reference the information contained in the web site and such information should not be considered a part of this proxy statement.

Prohibition of Hedging and Significant Pledging of Equity Securities

Our Insider Trading Policy prohibits our employees, officers and directors from selling any Company securities that they do not own. It also prohibits transactions in exchange-traded options such as puts, calls and other derivative securities of the Company’s stock since they are inherently short-term and speculative in nature. We prohibit all hedging transactions involving our securities so our employees, officers and directors cannot insulate themselves from the effects of our stock price performance. The Policy further prohibits our officers and directors from directly or indirectly pledging a significant number of the Company’s equity securities. Pursuant to the Policy, significant pledging means the lesser of 1% of the Company’s outstanding equity securities and 50% of the equity securities of the Company owned by an officer or director. Equity securities include common stock, voting preferred stock, options and any other securities beneficially owned by an officer or director. The Company’s Insider Trading Policy can be found on the Company’s web site at www.argolimited.com. The reference to the Company’s web site does not incorporate by reference the information contained in the web site and such information should not be considered a part of this proxy statement.

Internal Revenue Code 162(m)

Section 162(m) of the Internal Revenue Code (the “Code”) generally disallows a tax deduction to public companies for compensation in excess of $1 million paid to the Chief Executive Officer or any of the three other executive officers employed at the end of the year (other than the Chief Financial Officer). Performance-based compensation arrangements may qualify for an exemption from the deduction limitation if they satisfy requirements under Section 162(m). This rule has limited effect on us. Because we are a Bermuda domiciled company, a majority of our executive officer’s base salaries is not considered U.S. compensation. Section 162(m) only applies to expenses which are deductible in the United States and are not considered to be “performance-based.” While our Human Resources Committee considers the impact of Section 162(m) when developing and implementing our executive compensation programs, the Human Resources Committee believes that it is important to preserve flexibility in designing compensation programs. Accordingly, the Human Resources Committee has not adopted a policy that all compensation must qualify as deductible under Section 162(m).

Total Actual CEO Compensation vs. Summary Compensation Table Totals

Our Human Resources Committee takes into account actual compensation paid to our NEOs rather than reported compensation to ensure alignment between pay and performance as measured by the achievement of financial and individual performance goals. The following table provides more detail on the amount of our CEO’s realized actual compensation, shown in the graph on page 24, as compared to the amounts shown using the format required for the Summary Compensation Table on page 36. Actual compensation consists of salary, non-equity incentive plan compensation, the grant date value of stock and option awards after adjustment for achievement of Company and individual performance goals and the amounts reported in columns (h) and (i) of the Summary Compensation Table for the change in pension value and non-qualified deferred compensation and all other compensation:

	Fiscal 2010[1]	Fiscal 2011	Fiscal 2012
Salary	$1,000,000	$1,000,000	$1,000,000
Long-term Incentive Awards
Stock Awards	$971,863	$740,740	$1,460,744
Option Awards	$634,025	$516,809	$924,953
Total Long-term Incentive Awards	$1,605,888	$1,257,549	$2,385,697
Non-Equity Incentive Plan Compensation	$495,000	$—	$550,000

Total Actual Direct Compensation	$3,100,888	$2,257,549	$3,935,697

Change in Pension Value and Nonqualified
Deferred Compensation	$19,150	$22,776	$38,923
All Other Compensation	$792,255	$350,239	$214,491

Total Actual Compensation	$3,912,293	$2,630,564	$4,189,111

For Reference: Total Compensation from the Summary Compensation Table	$4,195,686	$3,888,112	$3,487,039

(1)	Fiscal 2010 Total Actual Compensation and the Summary Compensation Table Total for reference above both exclude a one-time $3,000,000 retention bonus paid to Mr. Watson in 2010 in conjunction with the renewal of his employment agreement.

HUMAN RESOURCES COMMITTEE REPORT

The Human Resources Committee has reviewed and discussed the Compensation Discussion and Analysis with management. Based on their review and discussions, the Human Resources Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the registrant’s annual report on Form 10-K and proxy statement.

HUMAN RESOURCES COMMITTEE

John R. Power, Jr., Chairman

F. Sedgwick Browne

H. Berry Cash

Hector De Leon

Gary V. Woods

EXECUTIVE COMPENSATION

Summary Compensation Table

(a) Name & Principal Position	(b) Year	(C) Salary ($) (1)	(d) Bonus ($)	(e) Stock Awards ($) (2)	(f) Option Awards ($) (2)	(g) Non-Equity Incentive Plan Comp ($) (3)	(h) Change in Pension Value and Nonqualified Deferred Compensation Earnings ($) (4)	(i) All Other Compensation ($) (5)	(j) Total ($)
Mark E. Watson III PEO Argo Group	2012	$1,000,000	$0	$1,030,871	$652,754	$550,000	$38,923	$214,491	$3,487,039
	2011	$1,000,000	$0	$1,481,480	$1,033,617	$0	$22,776	$350,239	$3,888,112
	2010	$1,000,000	$3,000,000	$1,143,368	$745,912	$495,000	$19,150	$792,255	$7,195,686

Jay S. Bullock PFO Argo Group	2012	$500,000	$0	$309,279	$195,831	$343,750	$0	$156,812	$1,505,672
	2011	$500,000	$0	$177,775	$496,138	$0	$0	$57,886	$1,231,799
	2010	$488,462	$1,500,000	$0	$447,518	$310,000	$0	$34,143	$2,780,123

Barbara C. Bufkin SVP Argo Group	2012	$414,379	$0	$0	$208,883	$165,000	$2,685	$57,608	$848,555
	2011	$403,462	$400,000	$326,718	$289,415	$0	$1,696	$243,294	$1,664,585
	2010	$372,212	$0	$0	$208,920	$235,000	$1,512	$342,143	$1,159,787

Andrew Carrier CUO Argo Group	2012	$642,021	$0	$0	$301,572	$232,000	$0	$31,719	$1,207,312
	2011	$617,552	$0	$0	$764,057	$0	$0	$39,278	$1,420,887

(1)	Mr. Carrier’s salary also includes $19,745 in lieu of compensation for paid time off. Mr. Carrier is paid in British Pounds. His salary was converted into U.S. dollars for purposes of the foregoing table using the December 31, 2012 exchange rate of 1.6163 US$/GBP.
(2)	Represents grant date fair value of target awards. Equity awards are conditioned upon the achievement of financial and individual performance goals during the year in which the grant is made as discussed in the Long-Term Incentive Plan section that begins on page 29. After adjustment for achievement of these goals, the awards then vest ratably over a four-year period beginning on the first anniversary of the date of the grant. “Option Awards” were granted as stock appreciation rights settled in stock.
(3)	Non-Equity Incentive Plan Comp consists of cash awards made under the Company’s annual incentive plan. Please refer to the Annual Incentive Awards section on page 28 for a discussion of the decisions made related to these awards and to the Grants of Plan-Based Awards discussion on page 37 for information about the actual grants.
(4)	Represents the change in the present value of the Argo Group US Retirement and Pension Equalization Plans which occurred during 2012. The Pension Benefits table on page 39 presents additional information about both the calculation of the change in value and the foregoing plans. 2011 values for Mr. Watson, Mr. Bullock and Ms. Bufkin reflect a reduction in the amount previously reported which was overstated due to the inadvertent inclusion of their supplemental executive retirement plan benefit.
(5)	All Other Compensation includes:

Name	401(k) and Retirement Contributions	Imputed Value of Company Provided Insurance Coverage (a)	Supplemental Executive Retirement Plan Benefit	Gross Up on Housing & Home Travel Allowances (b)	Perquisites (c)	Total
Mark E. Watson III	$4,423	$47,433	$55,577	$32,308	$74,750	$214,491
Jay S. Bullock	$15,000	$5,687	$15,000	$0	$121,125	$156,812
Barbara C. Bufkin	$14,808	$4,608	$9,192	$0	$29,000	$57,608
Andrew Carrier	$0	$0	$0	$0	$31,719	$31,719

(a)	Imputed Value of Company Provided Insurance Coverage includes the following: term life insurance coverage which is provided to all employees, umbrella insurance coverage provided to all senior executives and company paid life and disability insurance policies provided to Mr. Watson.
(b)	The gross-up for housing and home travel allowances is calculated using an assumed effective tax rate for Mr. Watson. The tax is calculated by multiplying the pre-tax value of the perquisite by his assumed effective tax rate.

(c)	The following table provides detail for each NEO’s perquisites. All of the reported perquisites were direct, separately identifiable costs that did not require measurement of any incremental portion since the entirety of those costs was attributed to the compensation of the applicable NEO.

Name	Financial Planning	Housing Allowance	Home Leave Travel Allowance	Referral Bonus	Cost of Living Allowance	Medical Premium	Total Perquisites
Mark E. Watson III	$4,750	$42,000	$18,000	$0	$0	$10,000	$74,750
Jay S. Bullock	$1,125	$120,000	$0	$0	$0	$0	$121,125
Barbara C. Bufkin (1)	$0	$0	$0	$4,000	$25,000	$0	$29,000
Andrew Carrier	$0	$0	$27,419	$0	$0	$4,300	$31,719

(1)	Ms. Bufkin is provided with a cost of living allowance of $25,000 per year for expenses incurred while on international assignment.

Grants of Plan-Based Awards

Name	Grant Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Possible Payouts Under Equity Incentive Plan Awards (2)			Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($) (2)
		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(k)	(l)
Mark E. Watson III		$500,000	$1,000,000	$2,000,000
	3/15/2012				43,416	86,918	130,379	$29.65	$652,754
	3/15/2012				17,367	34,678	52,152	$29.65	$1,030,871

Jay S. Bullock		$312,500	$625,000	$1,250,000
	3/15/2012				13,025	26,076	39,114	$29.65	$195,831
	3/15/2012				5,210	10,431	15,646	$29.65	$309,279

Barbara C. Bufkin		$150,000	$300,000	$600,000
	3/15/2012				13,893	27,814	41,721	$29.65	$208,883

Andrew Carrier		$311,138	$622,276	$1,244,552
	3/15/2012				20,058	40,156	60,235	29.65	$301,572

(1)	2012 non-equity incentive plan awards are discussed in the Annual Incentive Awards section that begins on page 28. The awards earned for 2012 performance were paid in March 2013.
(2)	2012 long-term incentive awards are discussed in the Long-Term Incentive Plan section that begins on page 29. The grant vests in 4 equal installments beginning on the first anniversary of the date of the grant. The Grant Date Fair Value in column (l) is the target value on the grant date. Option awards were granted as stock appreciation rights settled in stock. In addition to the stock appreciation rights awards, Mr. Watson and Mr. Bullock also received restricted stock awards.

Outstanding Equity Awards at Fiscal Year End

Name	Option Awards					Stock Awards
	Number of Securities Underlying Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($) (1)
Mark E. Watson III	64,840			$35.50	08/06/2013
	12,968			$20.05	08/05/2014
	9,077			$53.98	04/21/2013
	61,018			$35.23	03/25/2015
	22,737	7,579	(a)	$28.14	03/13/2016	5,052	(a)	$169,697
	53,053	17,684	(a)	$28.14	03/13/2016
	43,368	43,366	(b)	$28.01	03/01/2017	17,348	(b)	$582,719
	14,245	42,735	(c)	$32.50	03/16/2018	17,094	(c)	$574,187
		130,739	(d)	$32.50	3/16/2018	52,152	(d)	$1,751,786

Jay S. Bullock	45,000			$38.26	05/13/2015	2,830	(c)	$95,060
	1,417			$38.97	06/04/2015	15,646	(d)	$525,549
	9,209	3,069	(a)	$28.14	03/13/2016
	21,487	7,162	(a)	$28.14	03/13/2016
	24,182	24,182	(b)	$28.01	03/16/2018
	9,436	28,308	(c)	$32.50	3/16/2018
		39,114	(d)	$29.65	03/15/2019

Barbara C. Bufkin	12,968			$38.26	05/14/2014	6,410	(c)	$215,312
	628			$36.43	09/03/2013
	2,593			$53.98	04/21/2013
	9,610			$35.23	03/25/2015
	5,306	1,768	(a)	$28.14	03/13/2016
	13,148	13,146	(b)	$28.01	03/01/2017
	5,505	16,153	(c)	$32.50	03/16/2018
	12,379	4,126	(a)	$28.14	03/13/2016
	0	41,721	(d)	$29.65	03/15/2019

Andrew Carrier	45,500			$40.79	12/20/2014
	16,252	16,248	(b)	$28.01	03/1/2017
	11,584	34,748	(c)	$32.50	03/16/2018
	29,179	9,726	(a)	$28.14	03/13/2016
	0	60,235	(d)	$29.65	03/15/2019

# Years in Vesting Period		Grant Date	Date grant will be fully vested
(a)	4	03/13/2009	03/13/2013
(b)	4	03/01/2010	03/01/2014
(c)	4	03/15/2011	03/15/2015
(d)	4	03/15/2012	03/15/2016

(1)	The stock price used to calculate the value of equity awards was $33.59, the price at which the Company’s common stock closed on December 31, 2012.

Option Exercises and Stock Vested

	Option Awards		Stock Awards
(a)	(b)	(c)	(d)	(e)
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value realized on Vesting ($)
Mark E. Watson III	0	$0	19,424	$569,417
Jay S. Bullock	0	$0	3,444	$99,190
Barbara C. Bufkin	12,968	$422,966	3,472	$101,895
Andrew Carrier	0	$0	0	$0

Pension Benefits

(a)	(b)	(c)	(d)	(e)
Name	Plan Name	Number of Years of Credited Service (#)	Present Value of Accumulated Benefit as of 12/31/2011 ($) (a)	Present Value of Accumulated Benefit as of 12/31/2012 ($) (b)
Mark E. Watson III	Argo Group US Retirement Plan	3.42	$51,432	$66,494
	Argo Group US Pension Equalization Plan	3.42	$81,478	$105,339
Barbara C. Bufkin	Argo Group US Retirement Plan	0.42	$9,427	$11,407
	Argo Group US Pension Equalization Plan	0.42	$3,359	$4,064

In November, 2003, the Company amended both its Retirement Plan, a defined benefit plan, and its Pension Equalization Plan, a plan which provided retirement benefits which would have been payable under the Retirement Plan but for the limits imposed by the Code, to freeze benefits as of February 29, 2004. No additional benefits have been accrued since that date.

(a)	The changes in the values of the accumulated benefits for Mr. Watson, and Ms. Bufkin during 2012 were due solely to the change in the present value of the vested benefit that existed at February 29, 2004.

(b)	Please refer to footnote 13 of the 2012 Consolidated Financial Statements included in our Form 10-K for the year ended December 31, 2012 which provides details regarding valuation method and material assumptions for the plans.

Nonqualified Deferred Compensation

(a)	(b)	(c)	(d)	(f)
Name	Executive Contributions in last fiscal year ($)	Registrant Contributions in last fiscal year ($)	Aggregate Earnings in last fiscal year ($)	Aggregate Balance at last fiscal year end ($)
Mark E. Watson III	$48,867	$55,577	$108,137	$668,578
Jay S. Bullock	$8,000	$15,000	$13,955	$105,463
Barbara C. Bufkin	$3,929	$9,192	$188	$64,072

Under the Company’s 401(k) Plan, a defined contribution plan, the contribution made by the Company on behalf of eligible U.S. employees is equal to the sum of:

a.	100% of the first 5% of eligible pay that the employee contributes to the plan; and

b.	1% of the employee’s eligible pay.

During 2012, the Internal Revenue Code limited the maximum amount of compensation used to calculate benefits under a defined contribution plan to $250,000 and the maximum dollar amount of the 401(k) contribution that could be made to $17,000 plus an additional $5,500 for employees over the age of 50. The Company’s Supplemental Executive Retirement Plan (“SERP”) provides retirement benefits to its U.S. employees which would be payable under the 401(k) Plan but for the limits imposed by the Internal Revenue

Code. The investment return on an individual’s SERP balance is calculated as though the funds in the account were invested in substantially the same funds the individual designates for the investment of his or her account balance under the Company’s 401(k) Plan.

During 2012, the Company credited the account maintained for each U.S. NEO for the following.

a.	The difference between the Company matching contribution which would have been made to the individual’s account under the Company’s 401(k) Plan based upon the individual’s 401(k) election had his or her contributions under that plan not been limited by reason of the Code and the amount that was actually credited to the individual’s account under the Company’s 401(k) Plan;

b.	A supplemental Company contribution equal to 1% of the excess of the NEO’s eligible compensation for the 2012 fiscal year less the maximum amount of compensation permitted to be taken into account under the Code ($250,000 for the 2012 fiscal year); and

c.	Investment income calculated as though the funds in the account were invested in substantially the same funds that the individual designates for the investment of his or her account balance under the Company’s 401(k) Plan.

In addition, executives under the age of 50 who elect to contribute more than the $17,000 allowed under the Code and executives 50 years old or older who elect to contribute more than the $22,500 allowed under the Code can contribute 5% of the pay earned after the limit is reached to the SERP.

Potential Payments upon Termination or a Change in Control

While we do not maintain a formal severance plan for our employees, we believe that reasonable severance arrangements are essential to attracting and retaining highly-qualified executives. Our employment arrangements are designed to provide reasonable compensation to departing executives under certain circumstances to facilitate their transition to new employment. As part of these arrangements, we also mitigate potential Company liability by requiring executives to sign a separation and release agreement acceptable to us as a condition to receiving severance benefits. While we do not believe that the provisions of a severance benefit would be a determinative factor in an executive’s decision to join or remain with the Company, the absence of such a provision in an executive’s employment agreement would present a distinct competitive disadvantage in the market for highly skilled and experienced executives. Furthermore, we believe that it is important to set forth the benefits payable in triggering circumstances in advance in an attempt to avoid future disputes or litigation. In determining severance arrangements provided for in an executive’s employment agreement, our Human Resources Committee has drawn a distinction between voluntary terminations, terminations for cause and terminations without cause or by the executive for good reason. We believe severance arrangements for a termination without cause or by the executive for good reason are appropriate since the executive’s departure is due to circumstances not within his or her control. In contrast, we believe that payments are not appropriate in the event of a termination for cause or voluntary resignation because such events reflect either unsatisfactory performance or an affirmative decision by the executive to end his or her relationship with us.

We have entered into an employment agreement with each of our NEOs. Notwithstanding these employment agreements, each of them has the right to voluntarily terminate their employment at any time. The employment agreements set forth the general terms and conditions of each NEO’s employment with the Company and provide for certain severance benefits upon the occurrence of certain events. Severance benefits are limited to those set forth in the NEO’s employment agreement.

The following discussion summarizes the severance benefits Mr. Watson, Mr. Bullock and Ms. Bufkin would receive pursuant to their employment agreements if their employment was terminated under the following circumstances:

For Cause. If Mr. Watson, Mr. Bullock or Ms. Bufkin were terminated for “cause” (as defined in their employment agreements), they would receive their base salary accrued through the date of termination and any bonus that has been allocated or awarded for any measurement period that ends prior to the date of termination that has not yet been paid. They would not receive any other benefits except as required by law.

Death or Disability. If Mr. Watson, Mr. Bullock or Ms. Bufkin ceased employment with the Company because of death or due to disability, they (or their estates) would receive their base salary accrued through the date of termination, any bonus that has been allocated or awarded for any measurement period that ends prior to the date of termination that has not yet been paid and any bonus that has been “fully earned” (as defined in their employment agreements). In addition, they (or their surviving spouses) would be entitled to continued participation in the Company’s health and medical plans for a period of 18 months on the same terms and conditions available to active employees of the Company.

Without Cause or for Good Reason. If Mr. Watson, Mr. Bullock or Ms. Bufkin were terminated without “cause” or resigned for “good reason” (as defined in their employment agreements), all unvested equity grants previously awarded to them would remain in full force and effect as if no termination had occurred. Mr. Watson would receive a severance payment equal to 2.99 times his base salary and Mr. Bullock and Ms. Bufkin would receive a severance payment equal to their base salary (or a severance payment equal to 2 times their base salary if a change in control has occurred or is reasonably expected to occur) sixty days following the termination date. In addition, Mr. Watson, Mr. Bullock and Ms. Bufkin would be entitled to:

•	Their base salary accrued through the date of termination;

•	Any bonus that has been allocated or awarded for any measurement period that ends prior to the date of termination that has not yet been paid;

•	Any bonus that has been “fully earned” (as defined in their employment agreements); and

•

Continued participation in the Company’s health and medical plans on the same terms and conditions available to active employees of the Company until the earlier of 18 months following the termination date or the date they obtain reasonably equivalent coverage.

The following discussion summarizes the severance benefits Mr. Carrier would receive pursuant to his employment agreement if his employment was terminated. Mr. Carrier’s employment agreement contains a notice provision requiring the Company to give him not less than twelve months written notice to terminate his employment and requiring him to give the Company not less than six months written notice to terminate his employment (the “Notice Period”). During the Notice Period, Mr. Carrier remains an employee of the Company and continues to receive his base salary and benefits as set forth in the Agreement. The Company has the option to pay Mr. Carrier an amount equal to his base salary in lieu of the Notice Period and terminate his employment with immediate effect. The Company may also terminate Mr. Carrier for cause (as defined in the agreement) in which case he would receive his base salary accrued through the date of termination. If Mr. Carrier becomes disabled for 180 days in any 52 week consecutive period, the Company may terminate his employment with immediate effect unless it is a requirement of his disability policy that he remain employed in which case he would only be entitled to the benefits under the terms of the disability policy. Following termination of Mr. Carrier’s employment, the Company is required to pay Mr. Carrier one day’s salary for each day of accrued vacation not taken during that calendar year. Mr. Carrier is also required to provide reasonable assistance to the Company for up to twelve months following termination of his employment with regard to any matters within his knowledge and the Company is required to reimburse Mr. Carrier for any reasonable out of pocket expenses he incurs in providing such assistance.

In addition to the foregoing employment agreements, our long-term incentive plan, which was approved by our shareholders in 2007, provides for the accelerated vesting of our NEO’s equity grants upon the occurrence of a change in control (as defined in the plan) unless otherwise determined by our Human Resources Committee. Further, their equity grant agreements provide for accelerated vesting upon termination of employment due to death or disability. Other than in the case of a change in control or a termination of employment due to death or disability, if an NEO voluntarily terminates his or her employment with the Company or is terminated for cause, he or she forfeits all unvested equity awards.

The amounts shown in the table below are calculated based on the assumption that an involuntary not for cause termination occurred on December 31, 2012. The values shown are calculated using the Company’s closing stock price on that date. The actual amounts that would be paid out if such a termination were to occur can only be determined at the time of such executive officer’s actual termination and would be subject to the achievement of financial and individual performance goals and thresholds and their current salaries and benefits at such time.

Name	Benefit	Death or Disability	Termination Without Cause or for Good Reason	Termination Without Cause / for Good Reason with a CIC
Mark E. Watson III	Base Salary	$—	$2,990,000	$2,990,000
	Annual Incentive Award (1)	$550,000	$550,000	$550,000
	Unvested Restricted Stock Awards (2)	$3,078,389	$3,078,389	$3,078,389
	Unvested Option Awards (3)	$939,940	$939,940	$939,940
	Health, Medical, Dental Benefits (4)	$43,714	$43,714	$43,714

	Total	$4,612,043	$7,602,043	$7,602,043

Jay S. Bullock	Base Salary	$—	$500,000	$1,000,000
	Annual Incentive Award (1)	$343,750	$343,750	$343,750
	Unvested Restricted Stock Awards (2)	$620,609	$620,609	$620,609
	Unvested Option Awards (3)	$375,659	$375,659	$375,659
	Health, Medical, Dental Benefits (4)	$23,632	$23,632	$23,632

	Total	$1,363,650	$1,863,650	$2,363,650

Barbara C. Bufkin	Base Salary	$—	$400,000	$800,000
	Annual Incentive Award (1)	$165,000	$165,000	$165,000
	Unvested Restricted Stock Awards (2)	$215,312	$215,312	$215,312
	Unvested Option Awards (3)	$287,857	$287,857	$287,857
	Health, Medical, Dental Benefits (4)	$33,285	$33,285	$33,285

	Total	$701,454	$1,101,454	$1,501,454

Andrew Carrier	Base Salary (5)	$—	$622,276	$622,276
	Annual Incentive Award (1)	$342,252	$342,252	$342,252
	Unvested Restricted Stock Awards (2)	$—	$—	$—
	Unvested Option Awards (3)	$418,872	$—	$418,872

	Total	$761,124	$964,528	$1,383,400

(1)	Amounts represent 55% of each NEO’s annual incentive target award under the Company’s annual incentive plan based upon fiscal year 2012 pre-tax operating income of $47.5 million of the target goal of $86.6 million. No adjustments were made to the amounts shown for achievement of individual performance objectives. Further discussion of the annual incentive plan begins on page 28.
(2)	Amounts represent the intrinsic pre-tax value of each NEO’s unvested restricted stock awards using the closing market price of the Company’s common stock on December 31, 2012 of $33.59 that would continue to vest upon termination of employment in accordance with terms of their employment agreements or that would accelerate and vest upon termination of employment due to death or disability or in conjunction with a change in control.
(3)	Amounts represent the intrinsic pre-tax value of each NEO’s unvested option awards using the closing market price of the Company’s common stock on December 31, 2012 of $33.59 that would continue to vest upon termination of employment in accordance with terms of their employment agreements or that would accelerate and vest upon termination of employment due to death or disability or in conjunction with a change in control.
(4)	Amounts represent continued participation in the Company’s health and medical plans on the same terms and conditions available to active employees of the Company for a full 18 month period following the termination date based on the rates in effect for coverage at December 31, 2012.
(5)	Amounts represent the aggregate pre-tax value of the base salary that would continue to be paid to Mr. Carrier over the course of his Notice Period, or that would be paid to him in lieu of the Notice Period if his employment was terminated with immediate effect, in the case of a termination without cause. Mr. Carrier is paid in British Pounds. His salary was converted into U.S. dollars for purposes of the foregoing table using the December 31, 2012 exchange rate of 1.6163 US$/GBP.

PROPOSAL 3

APPOINTMENT OF INDEPENDENT AUDITORS

On the recommendation of the Board’s Audit Committee, the Board recommends that firm of Ernst & Young LLP be appointed as our independent auditors for the fiscal year ending December 31, 2013. This recommendation is being presented to the shareholders for their approval at the Annual General Meeting. A representative of Ernst & Young LLP is expected to attend the Annual General Meeting, with the opportunity to make a statement if he or she so desires and to respond to questions. Shareholders at the Annual General Meeting will also be asked to vote to refer the determination of the auditors’ remuneration to the Audit Committee of the Board of Directors.

THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE TO APPROVE THE APPOINTMENT OF ERNST & YOUNG LLP AS OUR INDEPENDENT AUDITOR AND TO REFER DETERMINATION OF THE AUDITORS’ REMUNERATION TO THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS. UNLESS DIRECTED OTHERWISE, IT IS THE INTENTION OF THE PROXIES NAMED IN THE FORM OF THE PROXY THAT ACCOMPANIES THIS PROXY STATEMENT TO VOTE FOR THE APPROVAL OF SUCH PROPOSAL.

Relationship with Independent Auditors

Fees paid to the Independent Auditors by Argo Group in 2011 and 2012

The fees incurred in 2011 and 2012 for services provided by Ernst & Young LLP to Argo Group were as follows:

Category	2011	2012
Audit Fees (1)	$2,789,771	$3,259,441
Audit-Related Fees (2)	62,310	66,000
Tax Fees (3)	621,909	458,104
All Other Fees (4)	146,134	2,500

TOTAL	$3,620,124	$3,786,045

(1)	“Audit Fees” include the aggregate fees incurred for professional services rendered by Ernst & Young LLP for the review of Argo Group’s quarterly reports for 2011 and 2012 and its fee for the audit of Argo Group’s annual consolidated financial statements for the years ended December 31, 2011 and 2012. “Audit Fees” also include fees incurred for professional services related to other statutory and regulatory filings and comfort letters and consents related to registration statements filed with the Securities and Exchange Commission. The fees include Ernst & Young LLP’s estimate of unbilled fees related to services for 2011 and 2012.
(2)	“Audit-Related Fees” include fees incurred for assurance and related services that are reasonably related to the performance of the audit and not included in the “Audit Fees” described above. These services include audits of the employee benefits plans in 2011 and 2012.
(3)	“Tax Fees” are fees incurred for Ernst & Young LLP’s tax services, which include tax planning, advice and assistance for Argo Group regarding statutory, regulatory or administrative developments and other international, federal, state and local issues and non-income tax minimization and planning.
(4)	“All Other Fees” includes fees for services related to the purchase of online accounting research software and for permitted advisory services related to regulatory matters in 2011 and 2012.

Argo Group Pre-Approval Process

All services provided by Ernst & Young LLP to Argo Group in 2011 and in 2012 were permissible under applicable laws and regulations and were specifically pre-approved by the Audit Committee of Argo Group, as required under its charter. The Audit Committee can delegate authority to subcommittees or an individual committee member to approve services by Ernst & Young LLP in the event there is a need for such approval prior to the next full Audit Committee meeting. A full report of such interim approvals, if any, is required to be given at the next Audit Committee meeting.

FORM 10-K AND PROXY AVAILABILITY

As permitted by rules adopted by the SEC and by the statutory provisions of the Companies Act 1981 of Bermuda, Argo Group is making this proxy statement, the proxy card and the annual report to shareholders (the “proxy materials”) available to shareholders electronically via the Internet.

A Notice which includes instructions on how to access and review the proxy materials and how to submit your proxy online will be mailed to shareholders beginning on or about March 22, 2013. Shareholders may request a printed copy of the proxy materials by following the instructions included in the Notice. In addition Argo Group will post copies of the 2012 Annual Report on Form 10-K and this proxy statement on its web site at www.argolimited.com. The reference to Argo Group’s web site does not incorporate by reference the information contained in the web site and such information should not be considered a part of this proxy statement.

The Company’s Annual Report contains financial and other information about the Company, but is not incorporated into this Proxy Statement and is not to be considered a part of these proxy-soliciting materials or subject to Regulation 14A or 14C or to the liabilities of Section 18 of the Exchange Act. The information contained in the “Human Resources Committee Report” and the Audit Committee’s report to the Board of Directors shall not be deemed filed with the Securities and Exchange Commission or subject to Regulations 14A or 14C or to the liabilities of the Section 18 of the Exchange Act, and shall not be incorporated by reference in any filing of the Company under the Securities Act of 1933, as amended (the “1933 Act”), or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

SHAREHOLDER PROPOSALS FOR 2014 ANNUAL GENERAL MEETING

Under SEC rules and our Bye-Laws, shareholders must follow certain prescribed procedures to introduce an item of business at an annual general meeting.

Under these procedures, if a shareholder desires to present a proposal for inclusion in our 2014 Proxy Statement, such shareholder must submit the proposal in writing to us for receipt not later than November 22, 2013. Proposals must comply with the proxy rules relating to shareholder proposals, in particular Rule 14a-8 under the Exchange Act, to be included in our 2014 proxy materials.

Shareholders who wish to submit a proposal for consideration at our 2014 Annual General Meeting, but who do not wish to submit a proposal for inclusion in our proxy materials pursuant to Rule 14a-8 under the Exchange Act, should deliver a copy of their proposal to us for receipt not later than 60 days prior to the date of our 2014 Annual General Meeting (such deadline currently expected to be on or about March 9, 2014). Any such notice must also meet certain other requirements specified in our Bye-Laws.

In either case, proposals should be delivered to Argo Group International Holdings, Ltd. c/o David J. Doyle, Secretary, Clarendon House, 2 Church Street, Hamilton HM 11, Bermuda.

You may obtain a copy of Argo Group’s Bye-Laws by writing to our Secretary at the above address.

By Order of the Board of Directors

David J. Doyle

Secretary

March 22, 2013

ARGO GROUP INTERNATIONAL HOLDINGS, LTD. ATTN: MARTIN RUSSELL 110 PITTS BAY ROAD PEMBROKE HM08 BERMUDA VOTE BY INTERNET—www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. VOTE BY PHONE—1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. The Board of Directors recommends you vote FOR the following: 1. Election of Directors For Against Abstain 01 F. Sedgwick Browne 0 0 0 02 Hector De Leon 0 0 0 03 Kathleen A. Nealon 0 0 0 NOTE: WHETHER YOU PLAN TO BE PRESENT AT THE ANNUAL GENERAL MEETING OR NOT, YOU ARE REQUESTED TO SUBMIT YOUR PROXY EITHER ELECTRONICALLY OR, BY COMPLETING, 04 John H. Tonelli 0 0 0 SIGNING AND RETURNING THIS PROXY CARD TO ENSURE THAT THESE SHARES WILL BE REPRESENTED. The vote of each shareholder is important. Information about The Board of Directors recommends you vote FOR accessing the proxy materials is contained on the proposals 2 and 3. For Against Abstain reverse side. We urge you to access the proxy materials on the Internet or to request an email or 2 To vote on a proposal to approve, on an 0 0 0 a paper copy of them as promptly as possible. This advisory, non-binding basis, the compensation will ensure that you will be able to complete your of our Named Executive Officers; proxy card in a timely manner so that these shares will be voted at the Annual General Meeting. 3 To consider and approve the recommendation of 0 0 0 the Audit Committee of our Board of Directors that Ernst & Young LLP be appointed as our independent auditors for the fiscal year ending December 31, 2013 and to refer the determination of the independent auditors remuneration to the Audit Committee of our Board of Directors. Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer. Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date 0000159085_1 R1.0.0.51160

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement, Form 10-K is/are available at www.proxyvote.com . ARGO GROUP INTERNATIONAL HOLDINGS, LTD. PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS The undersigned shareholder of Argo Group International Holdings, Ltd. (“Argo Group”) hereby appoints MARK E. WATSON III and DAVID J. DOYLE, and each of them, with the full power of substitution to each, as the true and lawful attorneys, agents and proxyholders of the undersigned, and hereby authorizes them to represent and vote as specified herein, all shares of Common Stock held of record by the undersigned on March 4, 2013 at the 2013 Annual General Meeting of Shareholders of the Company to be held on Tuesday, May 7, 2013 at 10:30 a.m. Bermuda local time at 110 Pitts Bay Road, Hamilton, Bermuda and at any adjournments or postponements thereof. THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED IN THE MANNER DIRECTED. IN THE ABSENCE OF ANY DIRECTION, THE SHARES WILL BE VOTED “FOR” ITEMS 1, 2 AND 3 AND IN THE DISCRETION OF THE PROXYHOLDERS ON ANY OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENTS OR POSTPONEMENTS THEREOF. THE UNDERSIGNED ACKNOWLEDGES RECEIPT OF THE NOTICE OF ANNUAL MEETING AND AVAILABILITY OF PROXY MATERIALS DATED MARCH 8, 2013. THE DIRECTORS RECOMMEND VOTES ON THE REVERSE SIDE. Continued and to be signed on reverse side 0000159085_2 R1.0.0.51160